As filed with the Securities and Exchange Commission on July 10, 2009.

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

IAMGOLD CORPORATION

(Exact name of Registrant as specified in its charter)

Canada	1040	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

401 Bay Street, Suite 3200, P.O. Box 153, Toronto, Ontario M5H 2Y4

(416) 360-4710

(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company

1133 Avenue of the Americas, Suite 3100

New York, New York 10036

Telephone (800) 927-9800

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Larry Phillips IAMGOLD Corporation 401 Bay Street, Suite 3200 P.O. Box 153 Toronto, Ontario M5H 2Y4 Canada (416) 360-4710	Kimberley Anderson Dorsey & Whitney LLP 1420 Fifth Avenue Suite 3400 Seattle, Washington 98101 USA (206) 903-8800	Abbas Ali Khan Fraser Milner Casgrain LLP 1 First Canadian Place 100 King St. West Toronto, Ontario M5X 1B2 Canada (416) 863-4511

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement becomes effective.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒ at some future date (check appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2.

☐ pursuant to Rule 467(b) on (            ) at (            ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (            ).

3.

☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Shares
First Preference Shares
Second Preference Shares
Debt Securities
Subscription Receipts
Warrants to Purchase Common Shares
Warrants to Purchase First Preference Shares
Warrants to Purchase Second Preference Shares
Warrants to Purchase Debt Securities
Total	U.S.$700,000,000	U.S.$700,000,000	U.S.$39,060

(1)

There are being registered under this registration statement such indeterminate number of Common Shares, First Preference Shares, Second Preference Shares, Debt Securities, Warrants to Purchase Common Shares, Warrants to Purchase First Preference Shares, Warrants to Purchase Second Preference Share, Warrants to Purchase Debt Securities or Subscription Receipts of the Registrant as shall have an aggregate initial offering price of U.S.$700,000,000. Any securities registered by this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.

(2)	In United States dollars or the equivalent thereof in Canadian dollars.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the United States Securities Act of 1933, as amended (the “Act”) or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, JULY 10, 2009

PROSPECTUS

IAMGOLD CORPORATION

US$700,000,000

Common Shares

First Preference Shares

Second Preference Shares

Debt Securities

Warrants

Subscription Receipts

IAMGOLD Corporation (“IAMGOLD” or the “Corporation”) may offer and issue from time to time common shares of the Corporation (“Common Shares”), first preference shares of the Corporation (“First Preference Shares”), second preference shares of the Corporation (“Second Preference Shares”), debt securities (“Debt Securities”), warrants to purchase Common Shares, First Preference Shares, Second Preference Shares or Debt Securities (collectively “Warrants”), or subscription receipts (“Subscription Receipts”) (all of the foregoing collectively, the “Securities”) or any combination thereof for up to an aggregate initial offering price of US$700,000,000 (or the equivalent thereof in other currencies) during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments hereto, remains effective. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a “Prospectus Supplement”). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Corporation or a subsidiary of the Corporation. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

All dollar amounts in this Prospectus are in United States dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

Investing in the Securities involves significant risks. Prospective purchasers of the Securities should carefully consider the risk factors described under the heading “Risk Factors” and elsewhere in this Prospectus and in documents incorporated by reference in this Prospectus.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares being offered; (ii) in the case of First Preference Shares and Second Preference Shares, the designation of the particular class and, if applicable, series, the number of First Preference Shares or Second Preference Shares offered, the offering price, whether the First Preference Shares or Second Preference Shares are being offered for cash, the dividend rate, if any, any terms for redemption or retraction and any other terms specific to the First Preference Shares or Second Preference Shares being offered; (iii) in the case of Debt Securities, the specific designation, the aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, the interest provisions, the authorized denominations, the offering price, whether the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, whether the debt is senior or subordinated to the Corporation’s other liabilities and obligations, whether the Debt Securities will be secured by any of the Corporation’s assets or guaranteed by any other person and any other terms specific to the Debt Securities being offered; (iv) in the case of Warrants, the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares, First Preference Shares, Second Preference Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, the currency in which the Warrants are issued and any other terms specific to the Warrants being offered; and (v) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the procedures for the exchange of the Subscription Receipts for Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants, as the case may be, and any other terms specific to the Subscription Receipts being offered. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

All information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell the Securities in those jurisdictions. The Corporation may offer and sell Securities to, or through, underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers, or agents involved in the offering and sale of the Securities and will set forth the terms of the offering of the Securities, the method of distribution of the Securities including, to the extent applicable, the proceeds to the Corporation and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

The outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “IMG”, on the New York Stock Exchange (the “NYSE”) under the symbol “IAG” and on the Botswana Stock Exchange (the “BSE”) under the symbol “IAMGOLD”. Unless otherwise specified in the applicable Prospectus Supplement, the First Preference Shares, the Second Preference Shares, the Debt Securities, the Warrants and the Subscription Receipts will not be listed on any securities exchange. There is no market through which these Securities may be sold and purchasers may not be able to resell these Securities purchased under this Prospectus. This may affect the pricing of these Securities in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities, and the extent of issuer regulation. See “Risk Factors”.

The registered and principal office of the Corporation is located at 401 Bay Street, Suite 3200, Toronto, Ontario M5H 2Y4.

This offering is made by a Canadian issuer that is permitted, under the multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Purchasers of the Securities should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Purchasers of the Securities should be aware that the acquisition of the Securities may have tax consequences both in the United States and in Canada. Such consequences for purchasers who are resident in, or citizens of, the United States or who are resident in Canada may not be described fully herein or in any applicable Prospectus Supplement. Purchasers of the Securities should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of Canada, that a majority of its officers and directors are residents of Canada, that some or all of the underwriters or experts named in the registration statement to which this Prospectus relates are residents of a foreign country, and that a substantial portion of the assets of the Corporation and said persons are located outside the United States.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or Canadian securities regulator has approved or disapproved the Securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains or incorporates by reference certain information that may constitute “forward looking information” and “forward looking statements” within the meaning of applicable Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995, respectively. Forward looking statements are necessarily based on a number of estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies. All statements other than statements which are reporting results as well as statements of historical fact set forth or incorporated herein by reference, are forward looking statements that may involve a number of known and unknown risks, uncertainties and other factors, many of which are beyond the Corporation’s ability to control or predict. Forward looking statements include, without limitation, statements regarding strategic plans, future production, sales targets (including market share evolution in regard to niobium), cost estimates and anticipated financial results; potential mineralization and evaluation and evolution of mineral reserves and resources (including, but not limited to, the Rosebel gold mine’s potential for further increases) and expected mine life; expected exploration results, future work programs, capital expenditures and objectives, evolution and economic performance of development projects including, but not limited to, the Essakane, Westwood, Quimsacocha, Buckreef and La Arena projects and exploration budgets and targets; construction and production targets and timetables, as well as anticipated timing of grant of permits and governmental incentives including, but not limited to, with respect to the Camp Caiman project; outcome of negotiations with the Government of Ghana regarding fiscal stability agreements for the Damang and Tarkwa gold mines; expected continuity of a favourable gold market; contractual commitments, royalty payments, litigation matters and measures of mitigating financial and operational risks; anticipated liabilities regarding site closure and employee benefits; continuous availability of required manpower; possible exercise of outstanding warrants; the integration of operations, technologies and personnel of acquired operations and properties and, more generally, continuous access to capital markets; and the Corporation’s global outlook and that of each of its mines. These statements relate to analysis and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Known and unknown factors could cause actual results to differ materially from those projected in the forward looking statements.

Statements concerning actual mineral reserves and resources estimates are also deemed to constitute forward looking statements to the extent that they involve estimates of the mineralization that will be encountered if the relevant project or property is developed, and in the case of mineral reserves, such statements reflect the conclusion based on certain assumptions that the mineral deposit can be economically exploited.

Forward looking statements, which involve assumptions and describe the Corporation’s future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “continue”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “plan” or “project” or the negative of these words or other variations on these words or comparable terminology. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The following are some of the important factors that could cause actual results or outcomes to differ materially from those discussed in the forward looking statements: hazards normally encountered in the mining business including unusual or unexpected geological formations, rock bursts, cave ins, floods and other conditions; delays and repair costs resulting from equipment failure; changes to and differing interpretations of mining tax regimes in foreign jurisdictions; the market prices of gold, niobium and other minerals; recent unprecedented events in global financial markets; recent market events and conditions and the deterioration of general economic indicators; the ability of the Corporation to replace reserves depleted by production; over/underestimation of reserve and resource calculations; fluctuations in exchange rates of currencies; failure to obtain financing as and when required to fund exploration and development; default under the Corporation’s credit facility due to violation of covenants therein; failure to obtain financing to meet capital expenditure plans; risks associated with being a holding company; differences between the assumption of fair value estimates with respect to the carrying amount of mineral interests (including goodwill) and actual fair values; inherent risks related to the use of derivative instruments; accuracy of mineral reserve and mineral resource estimates; uncertainties in the validity of mining interests and ability to acquire new properties and retain skilled and experienced employees; various risks and hazards beyond the Corporation’s control, many of which are not economically insurable; risks and hazards inherent to the mining industry, most of which are beyond the Corporation’s control; market prices and availability of commodities used by the Corporation in its operations; lack of infrastructure and other risks related to the geographical areas in which the Corporation carries out its operations; labour disruptions; health risks associated with the mining work force in Africa; disruptions created by surrounding communities; need to comply with the extensive laws and regulations governing the environment, health and safety of the Corporation’s mining and processing operations and exploration activities; risks normally associated with any conduct of business in foreign countries including varying degrees of political and economic risk; ability to obtain the required licenses and permits from various governmental authorities in order to exploit the Corporation’s properties; risks and expenses related to reclamation costs and related liabilities; continuously evolving legislation, such as the mining legislation in Ecuador and French Guiana, which may have unknown and negative impact on operations; risks normally associated with the conduct of joint ventures; inability to control standards of non-controlled assets; risk and unknown costs of litigation; undetected failures in internal controls over financial reporting; risks related to making acquisitions, including the integration of operations; risks related to the construction, development and start-up of projects, such as the Essakane project and the Westwood project; the training of workers and the resettlement of local communities in connection with the Essakane project; dependence on key personnel; and other related matters.

Although the Corporation has attempted to identify important factors that could cause actual results to differ materially from expectations, intentions, estimates or forecasts, there may be other factors that could cause results to differ from what is anticipated, estimated or intended. Those factors are described or referred to below, under the heading “Risk Factors” in this Prospectus, and under the heading “Risk Factors” in the annual information form (the “Annual Information Form”) of the Corporation dated March 31, 2009 for the year ended December 31, 2008 and under the heading “Risks and Uncertainties” in the management’s discussion and analysis of financial position and results of operations of the Corporation for the year ended December 31, 2008, both of which are incorporated herein by reference and are available on SEDAR at www.sedar.com. Recent unprecedented events in global financial and credit markets have resulted in high market and commodity price volatility and contraction in credit markets. These on-going events could impact forward looking statements contained in this Prospectus and in the documents incorporated herein by reference in an unpredictable and possibly detrimental manner. Accordingly, readers should not place undue reliance on forward looking statements. Forward looking statements made in a document incorporated by reference in this Prospectus are made as at the date of the original document and have not been updated by the Corporation except as expressly provided for in this Prospectus. Except as required under applicable securities legislation, the Corporation undertakes no obligation to publicly update or revise forward looking statements, whether as a result of new information, future events or otherwise.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING

MINERAL REPORTING STANDARDS

The disclosure in this Prospectus and documents incorporated herein by reference has been, and the disclosure in any Prospectus Supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Disclosure, including scientific or technical information, has been made in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. For example, the terms “measured mineral resources”, “indicated mineral resources”, “inferred mineral resources”, “proven mineral reserves” and “probable mineral reserves” are used in this Prospectus and documents incorporated herein by reference to comply with the reporting standards in Canada. While those terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission (the “SEC”) does not recognize them. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Investors are cautioned not to assume that all or any part of the mineral deposits in these categories will ever be converted into mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources, inferred mineral resources, proven mineral reserves or probable mineral reserves will ever be upgraded or mined. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. Investors are cautioned not to assume that any part of the reported measured mineral resources, indicated mineral resources, or inferred mineral resources in this Prospectus or the documents incorporated herein by reference is economically or legally mineable and will ever be classified as a reserve. In addition, the definitions of proven and probable mineral reserves used in NI 43-101 differ from the definitions in the SEC Industry Guide 7. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute reserves as in place tonnage and grade without reference to unit measures. Accordingly, information contained in this Prospectus and documents incorporated herein by reference, and any Prospectus Supplement, containing descriptions of the Corporation’s mineral properties may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

FINANCIAL INFORMATION

The financial statements of the Corporation incorporated herein by reference and in any Prospectus Supplement are reported in United States dollars and have been prepared in accordance with Canadian generally accepted accounting principles.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All dollar amounts in this Prospectus and any Prospectus Supplement are or will be in United States dollars, unless otherwise indicated. All references to “$” or “US$” refer to US dollars and “C$” refers to Canadian dollars. On July 9, 2009, the noon spot rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada, was US$1.00=C$1.1623 or C$1.00=US$0.8604.

The following table sets forth, for each of the years indicated, the high, low, closing and average noon spot rates for Canadian dollars in terms of the United States dollar, as reported by the Bank of Canada.

	2008		2007		2006
High	C$	1.30	C$	1.19	C$	1.18
Low	C$	0.98	C$	0.93	C$	1.10
Closing	C$	1.21	C$	0.98	C$	1.16
Average	C$	1.07	C$	1.08	C$	1.14

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada and filed with, or furnished to, the SEC. The following documents, filed by the Corporation with the securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the annual information form dated March 31, 2009 of the Corporation for the year ended December 31, 2008;

(b)

the audited consolidated balance sheets of the Corporation as at December 31, 2008 and 2007 and the consolidated statements of earnings, comprehensive income and retained earnings and cash flows for each of the years in the three year period ended December 31, 2008, together with the auditors’ report thereon and the notes thereto;

(c)	management’s discussion and analysis of financial position and results of operations of the Corporation for the year ended December 31, 2008;

(d)	the unaudited consolidated financial statements of the Corporation as at and for the three months ended March 31, 2009 and 2008, together with the notes thereto;

(e)	management’s discussion and analysis of financial position and results of operations of the Corporation for the three months ended March 31, 2009;

(f)	Reconciliation with United States Generally Accepted Accounting Principles – Item 18 for the years ended December 31, 2008, 2007 and 2006, together with the auditors’ report thereon;

(g)	Reconciliation with United States Generally Accepted Accounting Principles – Item 18 for the three months ended March 31, 2009 and 2008;

(h)

the revised management information circular dated April 9, 2009 and filed on April 30, 2009 of the Corporation prepared in connection with the annual meeting of shareholders of the Corporation held on May 14, 2009;

(i)

the material change report dated and filed March 6, 2009 of the Corporation with respect to the completion of the acquisition (the “Orezone Transaction”) of Orezone Resources Inc. (“Orezone”) by the Corporation;

(j)

the material change report dated and filed March 9, 2009 of the Corporation with respect to the unaudited financial results of the Corporation for the three months and the year ended December 31, 2008; and

(k)	the material change report dated and filed March 17, 2009 of the Corporation with respect to the pricing of the previously-announced public offering of Common Shares (the “March 2009 Offering”).

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectus Distributions filed by the Corporation with the securities commissions or similar regulatory authorities in Canada after the date of this Prospectus and during the period that this Prospectus is effective shall be deemed to be incorporated by reference in this Prospectus. Any report filed by the Corporation with the SEC or Report of Foreign Private Issuer on Form 6-K furnished to the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934 (the “U.S. Exchange Act”) after the date of this Prospectus and during the period that this Prospectus is effective shall be deemed to be incorporated by reference into the registration statement of which this Prospectus forms a part, if and to the extent expressly provided in such report. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Corporation and the readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated herein by reference.

Upon a new annual information form and related annual consolidated financial statements being filed by the Corporation with the applicable securities regulatory authorities during the duration that this Prospectus is effective, the previous annual information form, the previous annual consolidated financial statements and all interim consolidated financial statements, and in each case the accompanying management’s discussion and analysis, information circulars (to the extent the disclosure is inconsistent) and material change reports filed prior to the commencement of the financial year of the Corporation in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the duration that this Prospectus is effective, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

A Prospectus Supplement containing the specific terms of an offering of Securities and other information relating to the Securities will be delivered to prospective purchasers of such Securities together with this Prospectus and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Copies of the documents incorporated or deemed to be incorporated herein by reference may be obtained on request without charge from the Senior Corporate Secretary of IAMGOLD Corporation, at 401 Bay Street, Suite 3200, Toronto, Ontario M5H 2Y4, Telephone (416) 360-4710, and are also available electronically at www.sedar.com and www.sec.gov.

Readers should rely only on information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. The Corporation has not authorized anyone to provide the reader with different information. The Corporation is not making an offer of the Securities in any jurisdiction where the offer is not permitted. Readers should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front of this Prospectus, unless otherwise noted herein or as required by law. It should be assumed that the information appearing in this Prospectus and the documents incorporated herein by reference are accurate only as of their respective dates. The business, financial condition, results of operations and prospects of the Corporation may have changed since those dates.

AVAILABLE INFORMATION

The Corporation files reports and other information with the securities commissions and similar regulatory authorities in each of the provinces of Canada. These reports and information are available to the public free of charge on SEDAR at www.sedar.com.

The Corporation has filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included in this Prospectus or incorporated herein by reference about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance investors should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

The Corporation is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulatory authorities in Canada. Under the multijurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Corporation files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Corporation is not required to publish financial statements as promptly as U.S. companies.

Investors may read any document that the Corporation has filed with the SEC at the SEC’s public reference room in Washington, D.C. Investors may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents the Corporation has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov.

THE CORPORATION

IAMGOLD is a corporation governed by the Canada Business Corporations Act. The registered and principal office of the Corporation is located at 401 Bay Street, Suite 3200, Toronto, Ontario, Canada M5H 2Y4. The Corporation’s telephone number is (416) 360-4710 and its website address is www.iamgold.com.

The Corporation is engaged primarily in the exploration for, and the development and production of, mineral resource properties throughout the world. Through its holdings, the Corporation has interests in various operations and exploration properties as well as a royalty interest on a property that produces diamonds. The following chart illustrates certain subsidiaries of the Corporation, together with the jurisdiction of incorporation of each subsidiary and the percentage of voting securities beneficially owned or over which control or direction is exercised by the Corporation, and the material mineral projects of the Corporation held through such subsidiaries and the percentage of ownership interest that the relevant subsidiary of the Corporation has therein.

Other property interests of the Corporation include the following:

(a)	a 100 per cent interest in the mining leases in the Province of Québec, Canada, on which the Doyon gold mine and the Mouska gold mine are located and which are held by IAMGOLD-Québec Management Inc.;

(b)

an indirect 18.9 per cent interest in Abosso Goldfields Limited, the holder of the mineral rights to the Damang concession in Ghana on which the Damang gold mine (the “Damang Gold Mine”) is located. The Damang concession is contiguous with the concession on which the Tarkwa gold mine is located;

(c)

an indirect 38 per cent interest in La Société d’Exploitation des Mines d’Or de Sadiola S.A., the owner of the mining rights for the mining permit area (the “Sadiola Mining Permit”) in Mali on which the Sadiola gold mine is located;

(d)

an indirect 50 per cent interest in Sadiola Exploration Limited which holds an 80 per cent interest in Yatela Exploitation Company Limited, the owner of the mining rights for the mining permit area in Mali that is immediately to the north of the Sadiola Mining Permit and on which the Yatela gold mine is located;

(e)	an indirect 100 per cent interest in Mupane Gold Mining (Pty) Ltd., the owner of the mining rights for the mining permit area in Botswana on which the Mupane gold mine is located;

(f)

an indirect 100 per cent interest in IAMGOLD Tanzania Limited, which owns or has the right to earn between a 75 and 80 per cent interest in the prospecting and mining licenses relating to the Buckreef exploration project in Tanzania;

(g)	an indirect 100 per cent interest in IAMGOLD Guyane S.A.S., which owns the mining rights in connection with the Camp Caiman project (the “Camp Caiman Project”) in French Guiana;

(h)

an indirect 100 per cent interest in La Arena S.A., the owner of the mining concessions relating to the La Arena gold-copper project in Peru, which is subject to an option and earn-in agreement with Mexican Silver Mines Ltd.; and

(i)	a one per cent royalty on the Diavik diamond property located in the Northwest Territories, Canada.

The Corporation is the operator of the Rosebel, Niobec, Mupane, Doyon and Mouska mines.

As used in this Prospectus, except as otherwise required by the context, reference to “IAMGOLD” or the “Corporation” means IAMGOLD Corporation and its subsidiaries. Further information regarding the business of the Corporation, its operations and its mineral properties can be found in the Annual Information Form and other documents incorporated herein by reference.

CONSOLIDATED CAPITALIZATION

There has been no material change in the share and loan capital of the Corporation, on a consolidated basis, since the date of the unaudited consolidated financial statements of the Corporation as at and for the three months ended March 31, 2009, which are incorporated by reference in this Prospectus.

DESCRIPTION OF EXISTING INDEBTEDNESS

The Corporation entered into a credit agreement (the “Credit Agreement”) on April 15, 2008 with a syndicate of financial institutions (collectively the “Lenders”) led by The Bank of Nova Scotia and Société Générale providing for a revolving bank credit facility of up to $140 million (the “Credit Facility”). The purpose of the Credit Facility is to finance general corporate requirements of the Corporation including permitted acquisitions. The Credit Facility matures and all indebtedness thereunder is due and payable on April 15, 2013. The Corporation, with the consent of lenders representing greater than 66 2/3 per cent of the aggregate commitments under the Credit Facility, has the option to extend the term of the facility for up to two additional one-year terms. The Corporation must replace or cancel the commitments of any Lenders who do not consent to such an extension.

Advances under the Credit Facility are available in US dollars and bear interest at rates calculated with respect to certain financial ratios of the Corporation and vary in accordance with borrowing rates in Canada and the United States. The Lenders are each paid a standby fee on the undrawn portion of the Credit Facility, which fee also depends on certain financial ratios of the Corporation. Payment and performance of the Corporation’s obligations under the facility are guaranteed by certain of the subsidiaries of the Corporation (collectively with the Corporation, the “Obligors”) and are secured by a pledge by the Obligors of all of their equity interests in each of the other Obligors (other than the Corporation) and a pledge by the Obligors of their bank accounts, investment accounts, bullion accounts and certain debt obligations. The Credit Agreement includes certain covenants relating to the operations and activities of the Obligors including, among others, restrictions with respect to indebtedness, distributions, entering into derivative transactions, disposition of material assets, mergers and acquisitions and maintaining assets in certain jurisdictions, as well as covenants to maintain certain financial ratios and a tangible net worth of not less than the aggregate of $738 million plus 50 per cent of the Corporation’s consolidated net income for the fiscal quarter ending December 31, 2007 and each subsequent fiscal year (excluding any period in which net income is a loss), plus 50 per cent of the proceeds of equity issuances or contributions after December 31, 2007. The Credit Agreement also includes typical events of default, including any change of control of the Corporation.

As at July 9, 2009, there was approximately $55.6 million in the aggregate utilized under the Credit Facility, including $15.6 million in letters of credit.

EARNINGS COVERAGE RATIOS

The following consolidated earnings coverage ratios have been calculated for the year ended December 31, 2008 and the year ended March 31, 2009 and give effect to all long-term financial liabilities of the Corporation and the repayment, redemption or retirement thereof since such dates. The earnings coverage ratios set forth below do not purport to be indicative of earnings coverage ratios for any future periods. The earnings coverage ratios and the interest requirements do not give effect to the issuance of any Debt Securities, First Preference Shares or Second Preference Shares that may be issued pursuant to any Prospectus Supplement since the aggregate principal amounts and the terms of such Debt Securities, First Preference Shares or Second Preference Shares are not presently known.

	Year Ended December 31, 2008	Year Ended March 31, 2009
Interest requirements	$0.9 million	$1.3 million
Dividends declared	$17.7 million	$17.7 million
Earnings before interest expense and taxes	$59.2 million	$82.6 million
Earnings coverage	3.2	4.4

If the Corporation offers any Debt Securities having a term to maturity in excess of one year or any First Preference Shares or Second Preference Shares under a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such Debt Securities, First Preference Shares or Second Preference Shares, as applicable.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of Securities for cash will be used for general corporate purposes, including funding ongoing operation and/or capital requirements, reducing the level of indebtedness outstanding from time to time, discretionary capital programs and potential future acquisitions. Each Prospectus Supplement will contain specific information, if any, concerning the use of proceeds from that sale of Securities.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Corporation’s funds, unless otherwise stated in the applicable Prospectus Supplement.

PLAN OF DISTRIBUTION

The Corporation may sell the Securities, separately or together, to or through underwriters or dealers purchasing as principals for public offering and sale by them, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Corporation from the sale of the Securities. A Prospectus Supplement may provide that the Securities sold thereunder will be “flow-through” securities. In addition, Securities may be offered and issued in consideration for the acquisition (an “Acquisition”) of other businesses, assets or securities by the Corporation or a subsidiary of the Corporation. The consideration for any such Acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters may over-allot or effect transactions intended to maintain or stabilize the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

In connection with an Acquisition, Securities may be offered and issued at a deemed price or deemed prices determined either when the terms of the Acquisition are tentatively or finally agreed to, when the Acquisition is completed, when the Corporation issues the Securities or during some other negotiated period.

DESCRIPTION OF SHARE CAPITAL

The Corporation is authorized to issue an unlimited number of First Preference Shares, issuable in series, an unlimited number of Second Preference Shares, issuable in series, and an unlimited number of Common Shares, of which 367,312,035 Common Shares and no First Preference Shares or Second Preference Shares were issued and outstanding as at July 9, 2009.

Each Common Share entitles the holder thereof to one vote at all meetings of shareholders other than meetings at which only holders of another class or series of shares are entitled to vote. Each Common Share entitles the holder thereof, subject to the prior rights of the holders of the First Preference Shares and the Second Preference Shares, to receive any dividends declared by the directors of the Corporation and the remaining property of the Corporation upon dissolution.

The First Preference Shares are issuable in one or more series. Subject to the articles of the Corporation, the directors of the Corporation are authorized to fix, before issue, the designation, rights, privileges, restrictions and conditions attaching to the First Preference Shares of each series. The First Preference Shares rank prior to the Second Preference Shares and the Common Shares with respect to the payment of dividends and the return of capital on liquidation, dissolution or winding-up of the Corporation. Except with respect to matters as to which the holders of First Preference Shares are entitled by law to vote as a class, the holders of First Preference Shares are not entitled to vote at meetings of shareholders of the Corporation. The holders of First Preference Shares are not entitled to vote separately as a class or series or to dissent with respect to any proposal to amend the articles of the Corporation to create a new class or series of shares ranking in priority to or on parity with the First Preference Shares or any series thereof, to effect an exchange, reclassification or cancellation of the First Preference Shares or any series thereof or to increase the maximum number of authorized shares of a class or series ranking in priority to or on parity with the First Preference Shares or any series thereof.

The Second Preference Shares are issuable in one or more series. Subject to the articles of the Corporation, the directors of the Corporation are authorized to fix, before issue, the designation, rights, privileges, restrictions and conditions attaching to the Second Preference Shares of each series. The Second Preference Shares rank junior to the First Preference Shares and prior to the Common Shares with respect to the payment of dividends and the return of capital on liquidation, dissolution or winding-up of the Corporation. Except with respect to matters as to which the holders of Second Preference Shares are entitled by law to vote as a class, the holders of Second Preference Shares are not entitled to vote at meetings of shareholders of the Corporation. The holders of Second Preference Shares are not entitled to vote separately as a class or series or to dissent with respect to any proposal to amend the articles of the Corporation to create a new class or series of shares ranking in priority to or on parity with the Second Preference Shares or any series thereof, to effect an exchange, reclassification or cancellation of the Second Preference Shares or any series thereof or to increase the maximum number of authorized shares of a class or series ranking in priority to or on parity with the Second Preference Shares or any series thereof.

DIVIDEND POLICY

The Corporation maintains a dividend policy with the timing, payment and amount of dividends paid by the Corporation to shareholders of the Corporation to be determined by the directors of the Corporation from time to time based upon, among other things, the cash flow, results of operations and financial condition of the Corporation, the need for funds to finance ongoing operations and development, exploration and capital projects and such other business considerations as the directors of the Corporation may consider relevant. In each of the years 2008, 2007 and 2006, the dividend declared was $0.06 per Common Share. The Corporation’s Credit Facility contains covenants that restrict the ability of the Corporation to declare or pay dividends if a default under the Credit Facility has occurred and is continuing or would result from the declaration or payment of the dividend.

DESCRIPTION OF DEBT SECURITIES

In this section describing the Debt Securities, the terms “Corporation” and “IAMGOLD” refer only to IAMGOLD Corporation without any of its subsidiaries. This section describes the general terms that will apply to any Debt Securities issued pursuant to this Prospectus. The specific terms of the Debt Securities, and the extent to which the general terms described in this section apply to those Debt Securities, will be set forth in the applicable Prospectus Supplement.

The Debt Securities will be issued in one or more series under an indenture (the “Indenture”) to be entered into between IAMGOLD and one or more trustees (the “Trustee”) that will be named in a Prospectus Supplement for a series of Debt Securities. A copy of the form of the Indenture to be entered into will be filed with the SEC as an exhibit to the registration statement of which this Prospectus forms a part. The description of certain provisions of the Indenture in this section is not intended to be complete and is qualified in its entirety by reference to the provisions of the Indenture.

The Corporation may issue Debt Securities and incur additional indebtedness other than through the offering of Debt Securities pursuant to this Prospectus.

General

The Indenture will not limit the amount of Debt Securities which the Corporation may issue under the Indenture, and the Corporation may issue Debt Securities in one or more series. Securities may be denominated and payable in any currency. The Corporation may offer no more than $700 million (or the equivalent in other currencies), in aggregate principal amount, of Debt Securities pursuant to this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture will permit the Corporation, without the consent of the holders of any Debt Securities, to increase the principal amount of any series of Debt Securities the Corporation has previously issued under the Indenture and to issue such increased principal amount.

The applicable Prospectus Supplement will set forth the following terms relating to the Debt Securities offered by such Prospectus Supplement (the “Offered Securities”):

•

the specific designation of the Offered Securities; any limit on the aggregate principal amount of the Offered Securities; the date or dates, if any, on which the Offered Securities will mature and the portion (if less than all of the principal amount) of the Offered Securities to be payable upon declaration of acceleration of maturity;

•

the rate or rates at which the Offered Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Offered Securities that are in registered form;

•	the terms and conditions under which the Corporation may be obligated to redeem, repay or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or otherwise;

•	the terms and conditions upon which the Corporation may redeem the Offered Securities, in whole or in part, at its option;

•	the covenants applicable to the Offered Securities;

•	the terms and conditions for any conversion or exchange of the Offered Securities for any other securities;

•

whether the Offered Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Offered Securities which are in bearer form and as to exchanges between registered form and bearer form;

•	whether the Offered Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

•	the denominations in which registered Offered Securities will be issuable;

•

each office or agency where payments on the Offered Securities will be made (if other than the offices or agencies described under the heading “Payment” below) and each office or agency where the Offered Securities may be presented for registration of transfer or exchange;

•	the currency in which the Offered Securities are denominated or the currency in which the Corporation will make payments on the Offered Securities;

•	any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Securities; and

•	any other terms of the Offered Securities which apply solely to the Offered Securities, or terms generally applicable to the Debt Securities which are not to apply to the Offered Securities.

Unless otherwise indicated in the applicable Prospectus Supplement:

•	holders will not be able to tender Debt Securities to the Corporation for repurchase; and

•	the rate or rates of interest on the Debt Securities will not increase if the Corporation becomes involved in a highly leveraged transaction or the Corporation is acquired by another entity.

The Corporation may issue Debt Securities under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance and, in such circumstances, the Corporation may offer and sell those Debt Securities at a discount below their stated principal amount. The Corporation will describe in the applicable Prospectus Supplement any Canadian and U.S. federal income tax consequences and other special considerations applicable to any discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes.

Any Debt Securities issued by the Corporation will be direct, unconditional and unsecured obligations of the Corporation and will rank equally among themselves and with all of the Corporation’s other unsecured, unsubordinated obligations, except to the extent prescribed by law. Debt Securities issued by the Corporation will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of the Corporation’s subsidiaries.

Form, Denomination, Exchange and Transfer

Unless otherwise indicated in the applicable Prospectus Supplement, the Corporation will issue Securities only in fully registered form without coupons, and in denominations of $1,000 and multiples of $1,000. Securities may be presented for exchange and registered Securities may be presented for registration of transfer in the manner to be set forth in the Indenture and in the applicable Prospectus Supplement, without service charges. The Corporation may, however, require payment sufficient to cover any taxes or other governmental charges due in connection with the exchange or transfer. The Corporation will appoint the Trustee as security registrar. Bearer Debt Securities and the coupons applicable to bearer Debt Securities thereto will be transferable by delivery.

Payment

Unless otherwise indicated in the applicable Prospectus Supplement, the Corporation will make payments on registered Debt Securities (other than Global Securities) at the office or agency of the Trustee, except that the Corporation may choose to pay interest (a) by check mailed to the address of the person entitled to such payment as specified in the security register, or (b) by wire transfer to an account maintained by the person entitled to such payment as specified in the security register. Unless otherwise indicated in the applicable Prospectus Supplement, the Corporation will pay any interest due on registered Debt Securities to the persons in whose name such registered Securities are registered on the day or days specified in the applicable Prospectus Supplement.

Registered Global Securities

Registered Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement. Global Securities will be registered in the name of a financial institution the Corporation selects, and the Debt Securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Securities is called the “Depositary”. Any person wishing to own Debt Securities issued in the form of Global Securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.

Special Investor Considerations for Global Securities

The Corporation’s obligations, as well as the obligations of the Trustee and those of any third parties employed by the Corporation or the Trustee, run only to persons who are registered as holders of Debt Securities. For example, once the Corporation makes payment to the registered holder, the Corporation has no further responsibility for the payment even if that holder is legally required to pass the payment along to an investor but does not do so. As an indirect holder, an investor’s rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to debt securities transfers.

An investor should be aware that when Debt Securities are issued in the form of Global Securities:

•	the investor cannot have Debt Securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her interest in the Debt Securities;

•	the investor must look to his or her own bank or brokerage firm for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities;

•

the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own;

•

the Depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the Global Security; the Corporation and the Trustee will have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security; the Corporation and the Trustee also do not supervise the Depositary in any way; and

•	the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will be Terminated

In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, an investor may choose whether to hold Debt Securities directly or indirectly through an account at its bank or brokerage firm. Investors must consult their own banks or brokers to find out how to have their interests in Debt Securities transferred into their own names, so that they will be direct holders.

The special situations for termination of a Global Security are:

•	when the Depositary notifies the Corporation that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); and

•	when and if the Corporation decides to terminate a Global Security.

The Prospectus Supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the Prospectus Supplement. When a Global Security terminates, the Depositary (and not the Corporation or the Trustee) will be responsible for deciding the names of the institutions that will be the initial direct holders.

Events of Default

Unless otherwise indicated in the applicable Prospectus Supplement the term “Event of Default” with respect to Debt Securities of any series will mean any of the following:

(a)	default in the payment of the principal of (or any premium on) any Debt Security of that series at its maturity;

(b)	default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)

default in the performance, or breach, of any other covenant or agreement of the Corporation in the Indenture in respect of the Debt Securities of that series (other than a covenant or agreement for which default or breach is specifically dealt with elsewhere in the Indenture), where such default or breach continues for a period of 90 days after written notice thereof to the Corporation by the Trustee or the holders of at least 25 per cent in principal amount of all outstanding Debt Securities affected thereby;

(d)	certain events of bankruptcy, insolvency or reorganization; or

(e)	any other Events of Default provided with respect to the Debt Securities of that series.

If an Event of Default occurs and is continuing with respect to Debt Securities of any series (or of the affected series or of all series), then the Trustee or the holders of not less than 25 per cent in principal amount of the outstanding Debt Securities of that series (or of the affected series or of all series) may require the principal amount (or, if the Debt Securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series be paid immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all series, as the case may be), by written notice to the Corporation and the Trustee, may, under certain circumstances, rescind and annul such acceleration. The applicable Prospectus Supplement will contain provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities or indexed securities upon the occurrence of any Event of Default and the continuation thereof.

Except during default, the Trustee will not be obligated to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee reasonable indemnity. If the holders provide reasonable indemnity, the holders of a majority in principal amount of the outstanding Debt Securities of all series affected by an Event of Default may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of all series affected by such Event of Default.

No holder of a Debt Security of any series will have any right to institute any proceedings, unless:

•	such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series;

•

the holders of at least 25 per cent in principal amount of the outstanding Debt Securities of all series affected by such Event of Default have made written request and have offered reasonable indemnity to the Trustee to institute such proceedings as trustee; and

•

the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in the aggregate principal amount of outstanding Debt Securities of all series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, unless specified in the applicable Prospectus Supplement, these limitations do not apply to a suit instituted by the holder of a Debt Security for the enforcement of payment of principal of or interest on such Security on or after the applicable due date of such payment.

The Corporation will be required to furnish to the Trustee annually an officers’ certificate as to the performance of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance

In this section, the term “defeasance” means discharge from some or all of the Corporation’s obligations under the Indenture with respect to Securities of a particular series. If the Corporation deposits with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity or a redemption date of the Debt Securities of a particular series, then at its option:

•

the Corporation will be discharged from its obligations with respect to the Debt Securities of such series with certain exceptions, and the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities and certain other limited rights. Such holders may look only to such deposited funds or obligations for payment; or

•	the Corporation will no longer be under any obligation to comply with certain covenants under the Indenture, and certain Events of Default will no longer apply to it.

•

Unless stated otherwise in the Prospectus Supplement, in order to exercise its defeasance option, the Corporation will be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Canadian federal or Canadian provincial income tax purposes (and any other jurisdiction specified for this purpose in the Prospectus Supplement). The Corporation also will be required to deliver a certificate of an officer of the Corporation and an opinion of counsel, each stating that all of the conditions precedent provided for relating to defeasance have been satisfied. In addition, other conditions must be met before the Corporation may exercise its defeasance option.

Modifications and Waivers

The Corporation may modify or amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by such modification or amendment; provided, however, that, unless specified in the applicable Prospectus Supplement, the Corporation must receive consent from the holder of each outstanding Debt Security of such affected series to:

•	change the stated maturity of the principal of, or interest on, such outstanding Debt Security;
•	reduce the principal amount of or interest on such outstanding Debt Security;

•	reduce the amount of the principal payable upon the acceleration of the maturity of an outstanding original issue discount security;

•	change the place or currency of payments on such outstanding Debt Security;

•

reduce the percentage in principal amount of outstanding Debt Securities of such series, from which the consent of holders is required to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults; or

•	modify any provisions of the Indenture relating to modifying or amending the Indenture or waiving past defaults or covenants except as otherwise specified.

The holders of a majority in principal amount of Debt Securities of any series may waive the Corporation’s compliance with certain restrictive provisions of the Indenture with respect to such series. The holders of a majority in principal amount of outstanding Debt Securities of all series with respect to which an Event of Default has occurred may waive any past default under the Indenture, except a default in the payment of the principal of or interest on any Debt Security or in respect of any item listed above.

The Indenture or the Debt Securities may be amended or supplemented, without the consent of any holder of such Debt Securities, in order to, among other things, cure any ambiguity or inconsistency, comply with applicable law or to make any change, in any case, that does not have a materially adverse effect on the rights of any holder of such Debt Securities.

The Trustee

The Trustee under the Indenture or its affiliates may provide banking and other services to the Corporation in the ordinary course of their business.

The Indenture will contain certain limitations on the rights of the Trustee, as long as it or any of its affiliates remains the Corporation’s creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The Trustee and its affiliates will be permitted to engage in other transactions with the Corporation. If the Trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the debt securities, the trustee must eliminate the conflict or resign.

DESCRIPTION OF WARRANTS

The Corporation may issue Warrants to purchase Common Shares, First Preference Shares, Second Preference Shares or Debt Securities. This section describes the general terms that will apply to any Warrants issued pursuant to this Prospectus.

Warrants may be offered separately or together with other Securities, and Warrants sold with other securities may be attached to or separate from the other securities. Unless the applicable Prospectus Supplement otherwise indicates, each series of Warrants will be issued under a separate warrant indenture to be entered into between the Corporation and one or more banks or trust companies acting as Warrant agent. The Warrant agent will act solely as the agent of the Corporation and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The applicable Prospectus Supplement will include details of the Warrant indentures, if any, governing the Warrants being offered. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set out in the applicable Prospectus Supplement.

Notwithstanding the foregoing, the Corporation will not offer Warrants for sale separately to any member of the public in Canada unless the offering of such Warrants is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the Prospectus Supplement containing the specific terms of the Warrants to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Warrants will be offered for sale.

The Prospectus Supplement relating to any Warrants the Corporation offers will describe the Warrants and the specific terms relating to the offering. The description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•

the designation, number and terms of the Common Shares, First Preference Shares, Second Preference Shares or Debt Securities, as applicable, that may be purchased upon exercise of the Warrants, and the procedures that will result in the adjustment of those numbers;

•	the exercise price of the Warrants;

•	the designation and terms of the Securities, if any, with which the Warrants will be offered, and the number of Warrants that will be offered with each Security;

•	if the Warrants are issued as a unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants. The Corporation may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The Corporation may issue subscription receipts, separately or together, with Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants, as the case may be. The subscription receipts will be issued under a subscription receipt agreement. This section describes the general terms that will apply to any Subscription Receipts that may be offered by the Corporation pursuant to this Prospectus.

The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. A copy of the subscription receipt agreement relating to an offering of Subscription Receipts will be filed by the Corporation with securities regulatory authorities in Canada and the United States after it has been entered into by the Corporation. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

•	the number of Subscription Receipts;

•	the price at which the Subscription receipts will be offered;

•	the procedures for the exchange of the Subscription Receipts into Common Shares, First Preference Shares, Second Preference Shares, Debt Securities or Warrants;

•	the number of Common Shares, First Preference Shares, Second Preference Shares or Warrants that may be exchanged upon exercise of each Subscription Receipt;

•	the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be exchanged upon exercise of the Subscription Receipts;

•	the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of subscription receipts that will be offered with each Security;

•	terms applicable to the gross or net proceeds from the sale of the subscription receipts plus any interest earned thereon;

•	material United States and Canadian federal income tax consequences of owning the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

PRIOR SALES

During the 12 month period before the date of this Prospectus, the Corporation has issued Common Shares and securities convertible into Common Shares as follows:

Date of Issue/Grant	Price per Security	Number of Securities
	(C$)
Common Shares
July 10, 2008	5.48	2,100	(1)
July 15, 2008	5.24	8,400	(1)
July 17, 2008	4.09	3,463	(1)
August 7, 2008	6.51	2,886	(1)
September 30, 2008	5.87	5,000	(2)
December 5, 2008	1.28	10,667	(1)
December 18, 2008	4.65	630	(1)
December 24, 2008	5.24	4,200	(1)
December 24, 2008	4.65	4,200	(1)
December 29, 2008	4.65	46,800	(1)
December 31, 2008	7.60	5,000	(2)
January 6, 2009	4.65	30,900	(1)
January 9, 2009	4.65	3,360	(1)
January 16, 2009	5.48	42,000	(1)
January 20, 2009	5.48	42,000	(1)
January 21, 2009	5.24	72,000	(1)
January 22, 2009	5.24	12,000	(1)
January 27, 2009	7.79	21,000	(1)
January 28, 2009	7.79	10,000	(1)
January 29, 2009	7.79	73,000	(1)
February 3, 2009	5.48	24,400	(1)
February 4, 2009	5.48	5,000	(1)
February 20,2009	9.18	11,700	(1)
February 23, 2009	9.02	50,000	(1)
February 23, 2009	11.00	46,152	(1)
February 24, 2009	5.48	10,500	(1)
February 25, 2009	9.02	45,000	(1)
February 25, 2009	(4)	28,817,244	(3)
February 25, 2009	9.08	555,425	(5)
February 27, 2009	9.02	10,000	(1)
March 6, 2009	7.79	4,200	(1)
March 11, 2009	9.02	10,000	(1)
March 26, 2009	8.75	39,445,000	(6)
March 31, 2009	10.88	5,000	(2)
April 6, 2009	5.24	2,940	(1)
April 7, 2009	5.48	6,300	(1)
May 12, 2009	9.02	8,000	(1)
May 19, 2009	4.65	4,200	(1)
May 20, 2009	11.59	10,000	(7)
May 21, 2009	7.35	8,000	(1)
May 22, 2009	10.11	2,500	(1)
May 22, 2009	6.40	11,875	(1)
May 25, 2009	7.40	50,000	(1)
May 25, 2009	10.11	10,000	(1)
May 25, 2009	9.02	95,000	(1)
May 25, 2009	3.90	4,000	(1)
May 25, 2009	5.48	8,400	(1)
May 25, 2009	6.40	8,750	(1)
May 25, 2009	11.58	31,375	(7)
May 26, 2009	9.02	25,000	(1)

Date of Issue/Grant	Price per Security		Number of Securities
	(C$)
May 26, 2009	6.40		9,375	(1)
May 27, 2009	10.11		1,000	(1)
May 27, 2009	9.02		200,000	(1)
May 27, 2009	7.79		3,360	(1)
May 27, 2009	5.48		11,760	(1)
May 27, 2009	6.40		2,500	(1)
May 27, 2009	10.83		10,000	(1)
May 27, 2009	5.24		3,360	(1)
May 27, 2009	4.65		3,360	(1)
May 28, 2009	7.79		2,940	(1)
May 28, 2009	6.40		8,000	(1)
May 28, 2009	4.91		6,300	(1)
May 28, 2009	5.24		4,200	(1)
May 29, 2009	6.40		1,000	(1)
June 1, 2009	9.02		75,000	(1)
June 1, 2009	14.50		1,379,310	(8)
June 2, 2009	10.11		1,750	(1)
June 2, 2009	9.02		5,000	(1)
June 2, 2009	7.79		12,600	(1)
June 2, 2009	6.40		10,000	(1)
June 2, 2009	10.83		35,000	(1)
June 2, 2009	5.24		12,600	(1)
June 2, 2009	4.65		6,300	(1)
June 3, 2009	10.11		4,500	(1)
June 3, 2009	9.02		100,000	(1)
June 3, 2009	7.79		8,400	(1)
June 3, 2009	6.40		625	(1)
June 3, 2009	10.83		10,000	(1)
June 4, 2009	9.02		15,000	(1)
June 4, 2009	3.90		4,000	(1)
June 4, 2009	6.40		1,250	(1)
June 5, 2009	6.40		1,250	(1)
June 5, 2009	4.65		12,600	(1)
June 9, 2009	6.40		1,000	(1)
June 16, 2009	6.40		1,250	(1)
June 30, 2009	11.78		4,000	(2)
June 30, 2009	10.54		33,334	(1)
June 30, 2009	6.40		1,250	(1)
July 2, 2009	10.11		2,500	(1)
July 2, 2009	6.40		78,750	(1)
July 6, 2009	8.49		25,000	(1)
July 6, 2009	7.35		25,600	(1)
July 7, 2009	10.11		4,500	(1)
July 7, 2009	6.40		4,375	(1)
Options to Purchase Common Shares
September 4, 2008	6.17	(9)	38,000
September 15, 2008	5.33	(9)	10,000
December 22, 2008	6.63	(9)	190,000
January 13, 2009	7.08	(9)	20,000
February 25, 2009	12.50-26.25	(11)	282,656	(10)
February 25, 2009	13.625		84,800	(12)
May 20, 2009	11.59	(9)	15,000
May 20, 2009	11.59	(9)	1,432,000
Warrants to Purchase Common Shares
February 25, 2009	14.75		160,000	(13)

Notes:

(1)	Issued upon exercise of previously granted options to purchase Common Shares.
(2)	Issued under the share bonus plan comprising part of the share incentive plan of the Corporation.
(3)	Issued to holders of common shares of Orezone (“Orezone Shares”) pursuant to the Orezone Transaction.
(4)	The Common Shares were issued in exchange for all of the outstanding Orezone Shares.
(5)	Issued in connection with the Orezone Transaction in partial satisfaction of the repayment of a convertible debenture issued by Orezone.
(6)	Issued pursuant to the March 2009 Offering.
(7)

On May 20, 2009, 10,000 Common Shares were awarded under the deferred share plan comprising part of the share incentive plan of the Corporation. On May 25, 2009, 31,375 Common Shares were issued in satisfaction of awards granted under the deferred share plan comprising part of the share incentive plan of the Corporation.

(8)	Issued pursuant to a flow-through Common Share financing.
(9)	This is the exercise price per Common Share of the options to purchase Common Shares granted under the stock option plan comprising part of the share incentive plan of the Corporation.
(10)	Granted in connection with the Orezone Transaction in replacement for options to purchase Orezone Shares granted under the 1997 stock option plan of Orezone.
(11)	The exercise price per Common Share varies from C$12.50 per Common Share to C$26.25 per Common Share.
(12)

In connection with the Orezone Transaction, 84,800 Common Shares were reserved for issue to holders of options to purchase Orezone Shares at an effective exercise price of C$13.625 per Common Share. Such options were granted under the 2008 stock option plan of Orezone and have now expired without being exercised.

(13)

In connection with the Orezone Transaction, 160,000 Common Shares were reserved for issue to the holder of 2,000,000 warrants to purchase Orezone Shares at an effective exercise price of C$14.75 per Common Share. Such warrants

TRADING PRICE AND VOLUME

The principal market on which the Common Shares trade is the TSX. The Common Shares also trade on the NYSE and the BSE.

The following tables set forth the reported high and low closing prices and the aggregate volume of trading of the Common Shares on the TSX and the NYSE for the periods indicated during the 12 month period before the date of this Prospectus:

TSX

Month	High	Low	Volume
	(C$)	(C$)
July 2008	6.93	5.82	29,958,930
August 2008	7.00	5.10	37,263,882
September 2008	6.80	4.79	34,767,539
October 2008	6.14	2.93	41,539,327
November 2008	5.89	3.50	30,976,896
December 2008	7.60	4.51	36,393,690
January 2009	8.92	6.35	57,236,336
February 2009	11.38	8.06	97,478,688
March 2009	10.93	8.09	79,969,246
April 2009	11.17	8.94	51,640,423
May 2009	12.54	9.50	44.298,616
June 2009	12.48	10.24	46,565,181
July 2009 (to July 8)	12.37	10.43	8,954,891

The closing price of the Common Shares on the TSX on July 9, 2009 was C$10.81.

NYSE

Month	High	Low	Volume
June 2008	6.45	5.59	35,369,895
July 2008	6.84	5.70	38,652,105
August 2008	6.90	5.16	32,166,702
September 2008	6.36	4.45	45,905,093
October 2008	5.79	2.22	45,381,913
November 2008	4.70	2.69	35,826,053
December 2008	6.24	3.48	51,262,350
January 2009	7.25	5.25	60,868,005
February 2009	9.00	6.48	81,167,797
March 2009	8.90	6.31	74,860,268
April 2009	8.87	7.21	55,342,738
May 2009	11.42	7.97	57,418,782
June 2009	11.51	9.04	73,506,773
July 2009 (to July 9)	10.94	8.90	18,440,331

The closing price of the Common Shares on the NYSE on July 9, 2009 was $9.22.

INTEREST OF EXPERTS

The following are the technical reports prepared in accordance with NI 43-101 from which certain technical information relating to the mineral projects of the Corporation contained in this Prospectus (including the documents incorporated herein by reference) was derived:

(a)

Tarkwa Gold Mine – SRK Consulting under the supervision of Rick Skelton (Principal Consulting Mining Engineer, Steffen, Robertson and Kirsten (UK) Limited) prepared a report in accordance with NI 43-101 for Gold Fields Limited and IAMGOLD entitled “An Independent Technical Report on the Tarkwa Gold Mine” dated July 1, 2004.

(b)

Damang Gold Mine – SRK Consulting under the supervision of Rick Skelton (Principal Consulting Mining Engineer, Steffen, Robertson and Kirsten (UK) Limited) prepared a report in accordance with NI 43-101 for Gold Fields Limited and IAMGOLD entitled “An Independent Technical Report on the Damang Gold Mine” dated July 1, 2004.

(c)

Mupane Gold Mine – Marcus Tomkinson and Linton Putland (both of Gallery Gold Limited) and Nicholas Johnson (Consulting Geologist, Hellman & Schofield Associates) prepared a report in accordance with NI 43-101 for IAMGOLD entitled “Technical Report on the Mupane Gold Project” dated January 18, 2006.

(d)

Buckreef Project – Marcus Tomkinson and Linton Putland (both of Gallery Gold Limited) and Nicholas Johnson (Consulting Geologist, Hellman & Schofield Associates) prepared a report in accordance with NI 43-101 for IAMGOLD entitled “Technical Report on the Buckreef Gold Project” dated January 18, 2006.

(e)

Rosebel Gold Mine – Paul M. Johnson prepared a report in accordance with NI 43-101 for Cambior Inc. entitled “Cambior – Rosebel Project Technical Report – Suriname, South America” dated September, 2002.

(f)

Camp Caiman Project – Patrick Godin prepared a report in accordance with NI 43-101 for Cambior Inc. entitled “Cambior – Rapport Technique – Project Camp Caiman – Norme Canadienne 43-101” dated September 2005.

(g)

Essakane Project – Louis Gignac (President, G Mining Services Inc.), Ian Glacken (Principal Consultant, Optiro Pty Ltd.), John Hawxby (Senior Project Manager, GRD Minproc (Pty) Ltd.), Louis-Pierre Gignac (Senior Mining Engineer, G Mining Services Inc.), and Philip Bedell (Principal, Golder Associates Ltd.) prepared a report in accordance with NI 43-101 for IAMGOLD entitled “IAMGOLD Corporation: Updated Feasibility Study – Essakane Gold Project, Burkina Faso” dated March 3, 2009 (effective June 3, 2008).

(h)

Quimsacocha Project – Francis Clouston (Manager, Project Evaluation, IAMGOLD-Québec Management Inc.), Daniel Vallières (Manager, Underground Projects, IAMGOLD-Québec Management Inc.) and Pierre Pelletier (Vice President, Metallurgy, IAMGOLD-Québec Management Inc.) prepared a report in accordance with NI 43-101 for IAMGOLD entitled “Quimsacocha Gold Project, Ecuador, Technical Report NI 43-101” dated February 2009.

(i)

Westwood Project – Rejean Sirois (Manager, Mining Geology, IAMGOLD-Québec Management Inc.), Daniel Vallières (Manager, Underground Projects, IAMGOLD-Québec Management Inc.) and Pierre Pelletier (Vice President, Metallurgy, IAMGOLD-Québec Management Inc.) prepared a report in accordance with NI 43-101 for IAMGOLD entitled “NI 43-101 Technical Report: Westwood Project, Québec, Canada” dated February 27, 2009.

(j)

Niobec Mine – Elzéar Belzile (Belzile Solutions Inc.) prepared a report in accordance with NI 43-101 for IAMGOLD entitled “43-101 Technical Report for Niobec Mine, Québec, Canada” dated February 18, 2009.

The qualified persons responsible for the supervision of the preparation and review of the mineral reserve and mineral resource estimates for each of the mineral properties of the Corporation as set out in the Annual Information Form, which is incorporated by reference in this Prospectus, are Réjean Sirois, Eng., Manager, Mining Geology, and Francis Clouston, Eng., Manager, Project Evaluation. Each of them is a “qualified person” for the purposes of NI 43-101 with respect to the mineralization being reported on.

The aforementioned firms or persons each held less than one per cent of the outstanding securities of the Corporation, or of any associate or affiliate of the Corporation, when they prepared the reports, mineral reserve estimates, mineral resource estimates or technical information referred to, or following the preparation of such reports, mineral reserve estimates, mineral resource estimates or technical information, and either did not receive any or received less than a one per cent direct or indirect interest in any securities of the Corporation, or of any associate or affiliate of the Corporation, in connection with the preparation of such reports, mineral reserve estimates, mineral resource estimates or technical information.

None of the aforementioned firms or persons, nor any directors, officers or employees of such firms, are currently, or are expected to be elected, appointed or employed as, a director, officer or employee of the Corporation, or of any associate or affiliate of the Corporation, other than Réjean Sirois, Francis Clouston, Daniel Vallières and Pierre Pelletier, who are employees of the Corporation.

KPMG LLP is the auditor of the Corporation and is independent of the Corporation within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

LEGAL MATTERS

Certain legal matters relating to the offering of Securities hereunder will be passed upon on behalf of the Corporation by Fraser Milner Casgrain LLP with respect to Canadian legal matters and by Dorsey & Whitney LLP with respect to U.S. legal matters. At the date hereof, the partners and associates of Fraser Milner Casgrain LLP, as a group, and the partners and associates of Dorsey & Whitney LLP, as a group, each beneficially own, directly or indirectly, less than one per cent of any outstanding securities of the Corporation or any associate or affiliate of the Corporation.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Corporation are KPMG LLP, Chartered Accountants, of Toronto, Ontario.

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada through its offices at 100 University Avenue, Toronto, Ontario M5J 2Y1.

RISK FACTORS

An investment in securities of the Corporation involves significant risks, which should be carefully considered by prospective investors before purchasing such securities. In addition to other information set out or incorporated by reference in this Prospectus, investors should carefully consider the risk factors set out below. Any one of such risk factors could materially affect the financial condition and/or the future operating results of the Corporation and could cause actual events to differ materially from those described in forward-looking statements relating to the Corporation.

Financial Risks

The Corporation’s earnings are directly related to the market prices for various minerals.

The Corporation’s revenues depend on the market prices for mine production from the Corporation’s producing properties. In 2008, approximately 83 per cent of the Corporation’s revenues were attributable to gold sales. The gold market is highly volatile and is subject to various factors including political stability, general economic conditions, mine production, and intent of governments who own significant above-ground reserves. Gold prices fluctuate widely and are affected by numerous factors beyond the Corporation’s control, including central bank lending, sales and purchases of gold, producer hedging activities, expectations of inflation, the level of demand for gold as an investment, speculative trading, the relative exchange rate of the US dollar with other currencies, interest rates, global and regional demand, political and economic conditions and uncertainties, industrial and jewellery demand, production costs in major gold producing regions and worldwide production levels. The aggregate effect of these factors is impossible to predict with accuracy. In addition, the price of gold has on occasion been subject to very rapid short-term changes because of speculative activities. Fluctuations in gold prices may materially adversely affect the Corporation’s financial performance or results of operations. If the world market price of gold was to drop and the prices realized by the Corporation on gold sales were to decrease significantly and remain at such a level for any substantial period, the profitability of the Corporation and cash flow would be negatively affected. The world market price of gold has fluctuated widely during the last several years. On July 9, 2009, the London pm fix price for gold was $911.75 per ounce. Historically, gold prices ranged from $712.50 to $1011.25 per ounce in 2008 and $608.40 to $841.10 per ounce in 2007. If the market price of gold falls significantly from its current level, the mine development projects may be rendered uneconomic and the development of the mine projects may be suspended or delayed. The profitability and economic viability of the Corporation’s niobium producing property, the Niobec mine (the “Niobec Mine”) in Québec, Canada, is subject to market fluctuations in the price of niobium. The niobium market is characterized by a dominant producer whose actions may affect the price of niobium and steel. The Corporation could be negatively affected by its lack of market share in the niobium market.

Failure to obtain the financing necessary for the Corporation’s capital expenditure plans may result in a delay of indefinite postponement of exploration, development or production on any or all of the Corporation’s properties.

To fund growth, the Corporation may depend on securing the necessary capital through loans or permanent capital. The availability of this capital is subject to general economic conditions and lender and investor interest in the Corporation and its projects. The construction of mining facilities and commencement of mining operations, such as at the Essakane project (the “Essakane Project”) in Burkina Faso, West Africa and the exploration and development of the Corporation’s properties, including continuing exploration and development projects in Québec and Ecuador, will require substantial capital expenditures. In addition, a portion of the Corporation’s activities is directed to the search for and the development of new mineral deposits. The Corporation may be required to seek additional financing to maintain its capital expenditures at planned levels. The Corporation will also have additional capital requirements to the extent that it decides to expand its present operations and exploration activities or construct additional new mining and processing operations at any of its properties or take advantage of opportunities for acquisitions, joint ventures or other business opportunities that may arise. Financing may not be available when needed or, if available, may not be available on terms acceptable to the Corporation. Failure to obtain any financing necessary for the Corporation’s capital expenditure plans may result in a delay of indefinite postponement of exploration, development or production on any or all of the Corporation’s properties.

In order to finance future operations and development efforts, the Corporation may raise funds through the issue of Common Shares or the issue of securities convertible into Common Shares, which would dilute the shareholdings of the then current shareholders.

In order to finance future operations and development efforts, the Corporation may raise funds through the issue of Common Shares or the issue of securities convertible into Common Shares. The constating documents of the Corporation allow it to issue, among other things, an unlimited number of Common Shares for such consideration and on such terms and conditions as may be established by the directors of the Corporation, in many cases, without the approval of shareholders. The Corporation cannot predict the size of future issues of Common Shares or the issue of securities convertible into Common Shares or the effect, if any, that future issues and sales of the Corporation’s Common Shares will have on the market price of its Common Shares. Due to recent market volatility and the devaluation of global stock markets, there may be an increased risk of dilution for existing shareholders should the Corporation need to issue additional Common Shares at a lower share price to meet its capital requirements. Any transaction involving the issue of previously authorized but unissued Common Shares, or securities convertible into Common Shares, would result in dilution, possibly substantial, to present and prospective holders of shares.

Future sales of Common Shares by existing shareholders could decrease trading price.

Sales of a large number of Common Shares in the public markets, or the potential for such sales, could decrease the trading price of the Common Shares and could impair the ability of the Corporation to raise capital through future sales of Common Shares. Substantially all of the Common Shares not held by affiliates of the Corporation can be resold without material restriction either in the United States, in Canada or in both countries.

The recent unprecedented events in global financial markets have had a profound impact on the global economy and the gold mining industry.

The recent unprecedented events in global financial markets have had a profound impact on the global economy. Many industries, including the gold mining industry, are impacted by these market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity. A continued or worsened slowdown in the financial markets or other economic conditions, including, but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates may adversely affect the Corporation’s growth and profitability. Specifically the global credit/liquidity crisis could impact the cost and availability of financing and the Corporation’s overall liquidity; the volatility of gold prices impacts the Corporation’s revenues, profits and cash flow; volatile energy, commodity and consumables prices and currency exchange rates impact the Corporation’s production costs; and the devaluation and volatility of global stock markets impacts the valuation of the Corporation’s equity securities. These factors could have a material adverse effect on the Corporation’s financial condition and results of operations.

Recent market events and conditions and the deterioration of general economic indicators have led to a loss of confidence in global credit and financial markets, restricted access to capital and credit, and increased counterparty risk.

Beginning in 2007, the U.S. credit markets began to experience and continue to experience serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, sub-prime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities. These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence. These conditions continued and worsened in 2008, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and several financial institutions have either gone into bankruptcy or have had to be rescued by governmental authorities. Access to capital and credit has been negatively impacted. These disruptions could, among other things, make it more difficult for the Corporation to obtain, or increase its cost of obtaining, capital and financing for its operations. The Corporation’s access to additional capital may not be available on terms acceptable to it or at all. Failure to raise capital when needed or on reasonable terms may have a material adverse effect on the Corporation’s business, financial condition and results of operations. In addition, recent market events and conditions have significantly raised the risk of counterparty default. The Corporation is subject to counterparty risk and may be impacted in the event that a counterparty, including suppliers and joint venture partners, becomes insolvent.

These factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue, the Corporation’s operations could be adversely impacted and the trading price of the Common Shares may be adversely affected.

Mining tax regimes in foreign jurisdictions are subject to differing interpretations and are subject to constant change.

Mining tax regimes in foreign jurisdictions are subject to differing interpretations and are subject to constant change and may include fiscal stability guarantees. The Corporation’s interpretation of taxation law as applied to its transactions and activities may not coincide with that of the tax authorities. As a result, transactions may be challenged by tax authorities and the Corporation’s operations may be assessed, which could result in significant additional taxes, penalties and interest. In October 2007, audit claims for the years 2005 and 2006 were received from the Department of Taxation in Mali with respect to the Sadiola Mine and the Yatela Mine. In 2008, the Corporation recorded a provision regarding the audit claims. In April 2009, the Corporation signed protocols with the Government of Mali pursuant to which the Corporation and the Government of Mali agreed to the amounts owing by the Corporation in relation to the audit claim.

The violation by the Corporation of covenants contained in its credit facility may cause the Corporation to be in default under the terms of the facility.

The Credit Facility limits, among other things, the Corporation’s ability to incur additional indebtedness, enter into derivative transactions, make investments in a business, or carry on business unrelated to mining, dispose of the Corporation’s material assets or, in certain circumstances, pay dividends. Further, the Credit Facility requires the Corporation to maintain specified financial ratios and meet financial condition covenants. Events beyond the Corporation’s control, including changes in general economic and business conditions, may affect the Corporation’s ability to satisfy these covenants, which could result in a default under the Credit Facility. At July 9, 2009 there was approximately $55.6 million utilized under the Credit Facility, including $15.6 million in letters of credit. Depending on its cash position and cash requirements, the Corporation may continue to draw on the Credit Facility to fund part of the capital expenditures required in connection with its current development projects. If an event of default under the Credit Facility occurs, the Corporation would be unable to draw down further on the Credit Facility and the lenders could elect to declare all principal amounts outstanding thereunder at such time, together with accrued interest, to be immediately due. An event of default under the Credit Facility may also give rise to an event of default under future debt agreements and, in such event, the Corporation may not have sufficient funds to repay amounts owing under such agreements.

The Corporation’s fair value estimates with respect to the carrying amount of mineral interests (including goodwill) are based on numerous assumptions and may differ significantly from actual fair values.

The Corporation evaluates the carrying amount of mineral interests (including goodwill) to determine whether current events and circumstances indicate such carrying amount may no longer be supportable, which becomes more of a risk in the global economic conditions that exist currently. The fair values of its reporting units are based, in part, on certain factors that may be partially or totally outside of the Corporation’s control. This evaluation involves a comparison of the estimated fair value of the Corporation’s reporting units to their carrying values. The Corporation’s fair value estimates are based on numerous assumptions and may differ from actual fair values and these differences may be significant and could have a material effect on the Corporation’s financial position and results of operation. If the Corporation fails to achieve its valuation assumptions or if any of its reporting units experiences a decline in its fair value, then this may result in an impairment charge, which would reduce the Corporation’s earnings. In 2008 the Corporation reviewed the fair value estimates of minerals interests (including goodwill) and determined the carrying amounts were impaired. The impairment charge to earnings of $129.9 million ($117.4 million net of tax) included $32.8 million of impaired goodwill. The Corporation’s Tanzanian projects, and principally the Buckreef Project, accounted for $111.6 million of the impairment charge.

Fluctuations in exchange rates of currencies directly impact the earnings of the Corporation.

Currency fluctuations may affect the revenues which the Corporation will realize from its operations since gold is sold in the world market in United States dollars. The costs of the Corporation are incurred principally in Canadian dollars, United States dollars, euros and CFA francs. The appreciation of non-U.S. dollar currencies against the U.S. dollar increases the cost of gold production in U.S. dollar terms. From time to time, the Corporation transacts currency hedging to reduce the risk associated with currency fluctuations. Currency hedging involves risks and may require margin activities. Sudden fluctuations in currencies could result in margin calls that could have an adverse effect on the financial position of the Corporation. While CFA francs currently have a fixed exchange rate to the euro and are currently convertible into Canadian and United States dollars, they may not always have a fixed exchange rate or be convertible in the future.

The Corporation is affected by movements in interest rates.

The Corporation is affected by movements in interest rates. Interest payments under the Credit Facility are subject to fluctuation based on changes to specified interest rates. See the discussion above under the heading “Description of Existing Indebtedness”. A copy of the Credit Agreement in connection with the Credit Facility is available under the Corporation’s profile on SEDAR at www.sedar.com.

There are risks associated with being an international company.

The Corporation is an international company that conducts operations through mainly foreign subsidiaries, foreign companies and joint ventures, and substantially all of the assets of Corporation consist of equity in these entities. Accordingly, any limitations, or the perception of limitations, on transfer of cash or other assets between the parent corporation and these entities, or among these entities, could restrict the Corporation’s ability to fund its operations efficiently, or to repay its debts, and could impact negatively the Corporation’s valuation and share price.

The use of derivative instruments involves certain inherent risks including credit risk, market liquidity risk and unrealized mark-to-market risk.

While the Corporation generally does not employ hedge (or derivative) products in respect of mineral production, the Corporation may from time to time employ hedge (or derivative) products in respect of other commodities, interest rates and/or currencies. Hedge (or derivative) products are generally used to manage the risks associated with, among other things, mineral price volatility, changes in commodity prices, interest rates, foreign currency exchange rates and energy prices. Where the Corporation holds such derivative positions, the Corporation will deliver into such arrangements in the prescribed manner. The use of derivative instruments involves certain inherent risks including: (a) credit risk – the risk of default on amounts owing to the Corporation by the counterparties with which the Corporation has entered into such transactions; (b) market liquidity risk – the risk that the Corporation has entered into a derivative position that cannot be closed out quickly, by either liquidating such derivative instrument or by establishing an offsetting position; and (c) unrealized mark-to-market risk – the risk that, in respect of certain derivative products, an adverse change in market prices for commodities, currencies or interest rates will result in the Corporation incurring an unrealized mark-to-market loss in respect of such derivative products.

In the case of a gold or niobium forward sales program, if the metal price rises above the price at which future production has been committed under a forward sales hedge program, the Corporation may have an opportunity loss. However, if the metal price falls below that committed price, revenues will be protected to the extent of such committed production. There can be no assurance that the Corporation will be able to achieve future realized prices for metal prices that exceed the spot price as a result of any forward sales hedge program.

Operational Risks

The Corporation’s mineral reserves and mineral resources are estimates, and no assurance can be given that the estimated reserves and resources are accurate or that the indicated level of gold will be produced.

Reserves are statistical estimates of mineral content and ore based on limited information acquired through drilling and other sampling methods and require judgmental interpretations of geology. Successful extraction requires safe and efficient mining and processing. The Corporation’s mineral reserves and mineral resources are estimates, and no assurance can be given that the estimated reserves and resources are accurate or that the indicated level of gold will be produced. Such estimates are, in large part, based on interpretations of geological data obtained from drill holes and other sampling techniques. Actual mineralization or formations may be different from those predicted. Further, it may take many years from the initial phase of drilling before production is possible, and during that time the economic feasibility of exploiting a discovery may change. Mineral resource estimates for properties that have not commenced production are based, in many instances, on limited and widely spaced drill hole information, which is not necessarily indicative of the conditions between and around drill holes. Accordingly, such mineral resource estimates may require revision as more drilling information becomes available or as actual production experience is gained. You should not assume that all or any part of the Corporation’s mineral resources constitute or will be converted into reserves. Market price fluctuations of gold or niobium, as applicable, as well as increased production and capital costs or reduced recovery rates, may render the Corporation’s proven and probable reserves unprofitable to develop at a particular site or sites for periods of time or may render mineral reserves containing relatively lower grade mineralization uneconomic. Moreover, short-term operating factors relating to the mineral reserves, such as the need for the orderly development of ore bodies or the processing of new or different ore grades, may cause mineral reserves to be reduced or the Corporation to be unprofitable in any particular accounting period. Estimated reserves may have to be recalculated based on actual production experience. Any of these factors may require the Corporation to reduce its mineral reserves and resources, which could have a negative impact on the Corporation’s financial results. Failure to obtain necessary permits or government approvals could also cause the Corporation to reduce its reserves. There is also no assurance that the Corporation will achieve indicated levels of gold or niobium recovery or obtain the prices for gold or niobium production assumed in determining the amount of such reserves. Level of production may also be affected by weather or supply shortages. The SEC does not permit mining companies in their filings with the SEC to disclose estimates other than mineral reserves. However, because the Corporation prepares its disclosure in accordance with Canadian disclosure requirements, the Corporation’s disclosure contains resource estimates in addition to reserve estimates, in accordance with NI 43-101. See the discussion above under the heading “Cautionary Note to U.S. Investors Regarding Mineral Reporting Standards”.

The Corporation must continually replace reserves depleted by production to maintain production levels over the long term.

The Corporation must continually replace reserves depleted by production to maintain production levels over the long term. The life-of-mine estimates for each of the material properties of the Corporation are based on a number of factors and assumptions and may prove to be incorrect. In addition, mine life would be shortened if the Corporation expands production. Reserves can be replaced by expanding known ore bodies, locating new deposits or making acquisitions. Exploration is highly speculative in nature. The Corporation’s exploration projects involve many risks and are frequently unsuccessful. Once a site with mineralization is discovered, it may take several years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable reserves and to construct mining and processing facilities. As a result, there is no assurance that current or future exploration programs will be successful. There is a risk that depletion of reserves will not be offset by discoveries or acquisitions. The mineral base of the Corporation may decline if reserves are mined without adequate replacement and the Corporation may not be able to sustain production beyond the current mine lives, based on current production rates.

The ability of the Corporation to sustain or increase its present levels of gold production is dependent in part on the success of its projects, which are subject to numerous known and unknown risks.

The ability of the Corporation to sustain or increase its present levels of gold production is dependent in part on the success of its projects. Risks and unknowns inherent in all projects include: the accuracy of reserve estimates; metallurgical recoveries; capital and operating costs of such projects; and the future prices of the relevant minerals. Projects have no operating history upon which to base estimates of future cash flow. While the Corporation has completed an economic assessment at the Westwood project in Québec, Canada and a pre-feasibility study on the Quimsacocha project (the “Quimsacocha Project”) in Ecuador, the capital expenditures and time required to develop new mines or other projects are considerable and changes in costs or construction schedules can affect project economics. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase, resulting in delays and requiring more capital than anticipated. Actual costs and economic returns may differ materially from the Corporation’s estimates or the Corporation could fail to obtain the governmental approvals necessary for the operation of a project, in which case, the project may not proceed, either on its original timing, or at all.

Reserve and resource calculations may be over/underestimated as a result of coarse gold at the Essakane Project.

The Essakane Project is a “coarse gold” deposit with particles up to five millimetres in diameter. Attempts have been made to ensure that the grade samples used to determine mineral reserves and resources are representative by using various sample preparation and analytical techniques and by re-assaying many of the earlier samples using these sample preparation and analytical techniques. The grade of the deposit could be lower or higher than predicted by the grade model developed for the feasibility study and included in the current technical report prepared for the Corporation regarding the Essakane Project.

The Corporation is subject to continuously evolving legislation, which may have unknown and negative impact on operations.

The Corporation is subject to continuously evolving legislation in the areas of labour, environment, land titles, mining practices and taxation. New legislation may have a negative impact on operations. The Corporation participates in a number of industry associations to monitor changing legislation and maintains a good dialogue with governmental authorities in that respect. However, the Corporation is unable to predict what legislation or revisions may be proposed that might affect its business or when any such proposals, if enacted, might become effective. Such changes, however, could require increased capital and operating expenditures and could prevent, delay or prohibit certain operations of the Corporation.

The validity of mining interests held by the Corporation can be uncertain and may be contested, and there can be no assurance that the Corporation will continue to be able to compete successfully with its competitors in acquiring such properties and assets or in attracting and retaining skilled and experienced employees.

The validity of mining interests held by the Corporation, which constitute most of the Corporation’s property holdings, can be uncertain and may be contested. Acquisition of title to mineral properties is a very detailed and time-consuming process, and the Corporation’s title to its properties may be affected by prior unregistered agreements or transfers, or undetected defects. Several of the Corporation’s licenses will need to be renewed, and on renewal the license may cover a smaller area. There is a risk that the Corporation may not have clear title to all its mineral property interests, or they may be subject to challenge or impugned in the future. Although the Corporation has attempted to acquire satisfactory title to its properties, some risk exists that some titles, particularly title to undeveloped properties, may be defective. A successful challenge to the Corporation’s title to its properties could result in the Corporation being unable to operate on its properties as anticipated or being unable to enforce its rights with respect to its properties which could have a material and adverse effect on the Corporation. According to article two of the standard convention contained in Decree no 2005-049 PRES/PM/MCE dated February 3, 2005 issued in relation to the Burkina Faso Mining Law, if a convention in not entered into between the holder of an exploration permit and the Burkina Faso government within six months following the execution of the exploration permit, the exploration permit is deemed to have expired. No such convention was entered into in connection with any of the Essakane exploration permits. However, it appears to currently be standard practice in Burkina Faso that such conventions are not entered into with exploration permits. Notwithstanding that a convention has not been entered into in respect of each of the Essakane exploration permits, the Ministry of Mines issued a letter dated February 25, 2009 to Essakane SARL, an indirect wholly-owned subsidiary of the Corporation, providing that the Essakane exploration permits granted to Essakane SARL are valid and that Essakane SARL is the sole holder of the Essakane exploration permits and has performed its fiscal and administrative obligations to date. The Corporation competes with other mining companies and individuals for mining interests on exploration properties and the acquisition of mining assets, which may increase its cost of acquiring suitable claims, properties and assets, and the Corporation also competes with other mining companies to attract and retain key executives and employees. There can be no assurance that the Corporation will continue to be able to compete successfully with its competitors in acquiring such properties and assets or in attracting and retaining skilled and experienced employees. The mining industry has been impacted by increased worldwide demand for critical resources such as input commodities, drilling equipment, tires and skilled labour and these shortages have caused unanticipated cost increases and delays in delivery times, thereby impacting operating costs, capital expenditures and production schedules.

The Corporation cannot confirm the likelihood that a new application for a mining permit will be granted at its Camp Caiman Project in French Guiana.

In January 2008, the Corporation’s application to begin construction of the Camp Caiman Project in French Guiana was refused by the French Government. The Corporation developed a conceptual plan for the project, entitled Project Harmonie, which was designed to address concerns about the proximity of milling and processing facilities to the Kaw Mountain Reserve. The Government of France is creating a new mining framework to allow for responsible mining that is respectful of the bio-diversity of French Guiana. The Corporation has continued to work with the French mining and environmental administration as well as key stakeholders in French Guiana to explain the benefits of Project Harmonie and to develop cooperative working relationships. A preliminary analysis of the zoning being proposed in the draft mining framework, which was released on June 16, 2009, reveals that mining activities would be precluded in the area where the Camp Caiman Project is located. An official consultation process is now underway to review the draft mining framework with affected stakeholders and it is anticipated that the new mining framework will be adopted by the end of 2009. Until the mining framework is adopted and the new fiscal and regulatory requirements are assessed, the Corporation is not able to confirm the economic feasibility of Project Harmonie or the likelihood that a new application for a mining permit would be granted. If the Corporation is unable to reach an agreement on the acceptable project plan in respect of its Camp Caiman Project there may be an adverse impact on existing rights and interests which could adversely affect the carrying value of the property. The impact is difficult to assess and the Corporation believes there is insufficient evidence at this time to indicate an impairment exists.

The Corporation is subject to risks and expenses related to reclamation costs and related liabilities.

The Corporation is generally required to submit for governmental approval a reclamation plan (some of which are reassessed on regular basis) and to pay for the reclamation of its mine sites upon the completion of mining activities. It is anticipated that the Doyon, Mouska, Mupane and Yatela mines will complete mining activities within the next two years. The Corporation estimates the net present value of future cash outflows for reclamation costs at all properties under CICA Handbook Section 3110 at $77.014 million as at December 31, 2008 based on information available as of that date. Any significant increases over the current estimates of these costs could have an adverse impact on the Corporation’s future cash flows, earnings, results of operations and financial condition.

The success of the Corporation is heavily dependent on its key personnel and on its ability to motivate, retain and attract highly skilled persons.

The success of the Corporation is heavily dependent on its key personnel and on its ability to motivate, retain and attract highly skilled persons. The competition for qualified personnel in the mining industry is currently intense. There can be no assurance that the Corporation will successfully attract and retain additional qualified personnel to manage its current needs and anticipated growth. The failure to attract such qualified personnel to manage growth effectively could have a material adverse effect on the Corporation’s business, financial condition or results of operations.

The Corporation operates certain of its properties through joint ventures and is subject to the risks normally associated with the conduct of joint ventures.

Certain of the properties in which the Corporation has an interest are operated through joint ventures with other mining companies and are subject to the risks normally associated with the conduct of joint ventures. Such risks include: inability to exert control over strategic decisions made in respect of such properties; disagreement with partners on how to develop and operate mines efficiently; inability of partners to meet their obligations to the joint venture or third parties; and litigation between partners regarding joint venture matters. Any failure of such other companies to meet their obligations to the Corporation or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or their respective properties, which could have a material adverse effect on the Corporation’s results of operations and financial condition.

The Corporation’s non-controlled assets may not comply with its standards.

Some of the Corporation’s assets are controlled and managed by other companies or joint venture partners, some of which may have a substantially higher interest in the assets than the interest of the Corporation. Some of the Corporation’s partners may have divergent business objectives which may impact business and financial results. Management of the Corporation’s non-controlled assets may not comply with the Corporation’s management and operating standards, controls and procedures (including with respect to health, safety and the environment). Failure to adopt equivalent standards, controls and procedures at these assets or improper management or ineffective policies, procedures or controls could not only adversely affect the value of the related non managed projects and operations but could also lead to higher costs and reduced production and adversely impact the Corporation’s results and reputation and future access to new assets.

As a holder of a minority interest in some assets, the Corporation neither serves as the mine’s operator nor does the Corporation have significant input into how the operations are conducted. As such, the Corporation has varying access to data on the operations or to the actual properties themselves. It is difficult or impossible for the Corporation to ensure that the properties are operated in its best interest.

The Corporation’s business is subject to a number of risks and hazards, most of which are beyond the Corporation’s control, and many of which are not economically insurable.

The Corporation’s business is subject to a number of risks and hazards generally, including adverse environmental conditions and hazards, industrial accidents, labour disputes, adverse property ownership claims, unusual or unexpected geological conditions, ground or slope failures, pit wall failures, rock bursts, cave-ins, flooding, changes in the regulatory environment, most of which are beyond the Corporation’s control, and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage to the Corporation’s properties or the properties of others, delays in mining, monetary losses and legal liability.

Where economically feasible and based on availability of coverage, a number of operational, financial and political risks are transferred to insurance companies. The availability of such insurance is dependent on the Corporation’s past insurance loss and records and general market conditions. Available insurance does not cover all the potential risks associated with a mining company’s operations. The Corporation may also be unable to maintain insurance to cover insurable risks at economically feasible premiums, and insurance coverage may not be available in the future or may not be adequate to cover any resulting loss. Moreover, insurance against risks such as the validity and ownership of unpatented mining claims and mill sites and environmental pollution or other hazards as a result of exploration and production is not generally available to the Corporation or to other companies in the mining industry on acceptable terms. As a result, the Corporation might become subject to liability for environmental damage or other hazards for which it is completely or partially uninsured or for which it elects not to insure because of premium costs or other reasons. Losses from these events may cause the Corporation to incur significant costs that could have a material adverse effect upon its financial condition and results of operations.

The mining industry is subject to significant risks and hazards, most of which are beyond the Corporation’s control.

The mining industry is subject to significant risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected geological conditions, labour force disruptions, unavailability of materials and equipment, weather conditions, pit wall failures, rock bursts, groundfalls, slope failures, cave-ins, flooding, seismic activity, water conditions and gold bullion losses and other natural or man-provoked incidents that could affect the mining of ore, most of which are beyond the Corporation’s control. These risks and hazards could result in: damage to, or destruction of, mineral properties or production facilities; personal injury or death; environmental damage; delays in mining; and monetary losses and possible legal liability. As a result, production may fall below historic or estimated levels and the Corporation may incur significant costs or experience significant delays that could have a material adverse effect on the Corporation’s financial performance, liquidity and results of operations. To minimize risks in these areas, the Corporation provides training programs for employees and has joint management-worker committees to review work practices and environment.

The profitability of the Corporation’s business is affected by the market prices and availability of commodities which are consumed or otherwise used in connection with the Corporation’s operations and projects.

The profitability of the Corporation’s business is affected by the market prices and availability of commodities which are consumed or otherwise used in connection with the Corporation’s operations and projects, such as diesel fuel, electricity, steel, concrete and cyanide. Prices of such commodities also can be subject to volatile price movements, which can be material and can occur over short periods of time, and are affected by factors that are beyond the Corporation’s control. Operations consume significant amounts of energy and are dependent on suppliers to meet these energy needs. In some cases, no alternative source of energy is available. An increase in the cost, or decrease in the availability, of construction materials such as steel and concrete may affect the timing and cost of the Corporation’s projects. If the costs of certain commodities consumed or otherwise used in connection with the Corporation’s operations and projects were to increase significantly, and remain at such levels for a substantial period of time, the Corporation may determine that it is not economically feasible to continue commercial production at some or all of the Corporation’s operations or the development of some or all of the Corporation’s current projects, which could have a material adverse impact on the Corporation.

The operations of the Corporation are carried out in geographical areas which lack adequate infrastructure and are subject to various other risk factors.

Mining, processing, development, and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources, and water supply are important determinants which affect capital and operating costs. Lack of such infrastructure or unusual or infrequent weather phenomena, sabotage, terrorism, government, or other interference in the maintenance or provision of such infrastructure could adversely affect the Corporation’s operations, financial condition, and results of operations.

The Corporation’s operations at its Quimsacocha Project in Ecuador are subject to increased political and other risks relating to operating in Ecuador.

A mandate passed by the National Assembly of Ecuador in April 2008 resulted in a moratorium on mining activities in the country pending the completion of new mining legislation. Following a national referendum which approved a new constitution in September 2008, a mini congress or “Congresillo” was formed to act as Ecuador’s legislative body pending presidential and National Assembly elections. The Congresillo was dominated by members of President Correa’s AP Party. On April 26, 2009, the first and final round of presidential elections were held in which President Correa was re-elected to office. President Correa’s AP Party won the elections which were held simultaneously with the presidential elections, and with the support of another political party has the majority control of the National Assembly. In recent months, President Correa has made numerous public statements in support of the introduction of responsible large-scale mining in Ecuador.

On January 29, 2009, a new mining law took effect in Ecuador. Based on the Corporation’s understanding, some key provisions of the law include the following, all of which are consistent with the expectations of the Corporation:

•	no limits imposed on the number of concessions that can be held by a concessionaire;

•	no mining concessionaire may have one or more titles which together cover an area over 5,000 hectares;

•	concessions are limited to a term of 25 years but are renewable;

•	a royalty of not less than five per cent on sales;

•	establishes clear timelines for project exploration and development; and

•

an exploitation contract must be entered into with the Government (which is expected to occur concurrently with the development of the regulations and finalizing terms and conditions of mining operations as they relate to the new law).

Certain aspects of the new mining law are discretionary in nature, and so the Corporation expects the ultimate impact of the new mining law will not be known until rules and regulations have been issued. Now that the new mining law is effective, the Corporation understands that the Assembly mandate imposed on April 18, 2008, which (among other things) suspended most mining activities in the country, has been lifted. However, even though the new mining law is in place, the Corporation understands that the Ministry of Mines and Petroleum of Ecuador has taken the position that the Assembly mandate remains in full force. If the Ministry continues to take this position, certain of the Corporation’s mining concessions are potentially at risk.

The Corporation has submitted an application to the Ministry of Mines and Petroleum and the Ministry of the Environment to resume operations pursuant to the recently approved procedures developed by the Ministries. The Ministry of the Environment has approved the technical update to the environmental operating plan of the Corporation. Resumption of the operations of the Corporation at the Quimsacocha Project remains subject to final approval from the Ministry of Mines and Petroleum.

Under the new mining law, the Corporation must agree on an exploitation contract with the government prior to resuming operations at the Quimsacocha Project. There is no certainty that the Corporation will be able to enter into an exploitation contract on favourable terms. The failure to agree on such a contract would have a material adverse effect on the Corporation’s financial condition and results of operations.

There are risks that, should they materialize, could create a situation hostile to the Corporation or which could undermine the ability of mining companies to operate successfully in Ecuador. These risks include, but are not limited to, the possibility that: the mining law is amended, or regulations are promulgated under the mining law, in a manner which renders the development of the Quimsacocha Project uneconomic; the Corporation is unsuccessful in entering into an “exploitation contract” with the government, as required under the law; and a political party or coalition of parties hostile to the mining industry assumes control of the Presidency, the Congress or both.

The Corporation has completed a pre-feasibility study on its Quimsacocha Project located in Ecuador which has assumed no changes to the mining and taxation framework in Ecuador. The findings and conclusions of the pre-feasibility study may be negatively affected by any such changes thereto or by political uncertainty and economic instability, or by unanticipated legislative, regulatory or public policy initiatives in Ecuador in the future.

The Corporation is dependent on its workforce to extract and process minerals, and is therefore sensitive to a labour disruption at any of the Corporation’s material properties.

The Corporation is dependent on its workforce to extract and process minerals. The Corporation has programs to recruit and train the necessary manpower for its operations and endeavours to maintain good relations with its workforce in order to minimize the possibility of strikes, lock-outs and other stoppages at its work sites. Relations between the Corporation and its employees may be impacted by changes in labour relations which may be introduced by, among other things, employee groups, unions, and the relevant governmental authorities in whose jurisdictions the Corporation carries on business. In 2007 and 2008 the Corporation experienced a work stoppage at the Rosebel Gold Mine which impeded its access to the mine site and resulted in damages to equipment. Further labour disruptions at any of the Corporation’s material properties could have a material adverse impact on its business, results of operations and financial condition. Some of the Corporation’s employees are represented by labour unions under various collective labour agreements. The Corporation may not be able to satisfactorily renegotiate its collective labour agreements when they expire. In addition, existing labour agreements may not prevent a strike or work stoppage at the Corporation’s facilities in the future, and any such work stoppage could have a material adverse effect on the Corporation’s earnings and financial condition.

There are health risks associated with the mining work force in Africa.

Malaria and other diseases such as HIV/AIDS represent a serious threat to maintaining a skilled workforce in the mining industry throughout Africa and are a major healthcare challenge faced by the Corporation’s operations in Africa. There can be no assurance that the Corporation will not lose members of its workforce or see its workforce man-hours reduced or incur increased medical costs as a result of these health risks, which could have a material and adverse effect on the Corporation’s future cash flows, earnings, results of operations and financial condition.

Surrounding communities may affect mining operations through the restriction of access of supplies and workforce to the mine site or through legal challenges asserting ownership rights.

Surrounding communities may affect the mining operations through the restriction of access of supplies and workforce to the mine site. Certain of the material properties of the Corporation may be subject to the rights or asserted rights of various community stakeholders, including indigenous people. Active community outreach and development programs are maintained to mitigate the risk of blockades or other restrictive measures by the communities. Artisanal miners make use of some or all of the Corporation’s properties. This condition may interfere with work on the Corporation’s properties and present a potential security threat to the Corporation’s employees. There is a risk that the Corporation’s operations may be delayed, or interfered with, due to the use of the properties by artisanal miners. The Corporation uses its best efforts to maintain good relations with the local communities in order to minimize such risks. A significant small-scale mining community is present in the general project area of the Essakane Project in Burkina Faso. The relationship with such small-scale miners is being closely managed. In addition, the Essakane Project is subject to the risk of cross-border disturbances due to its proximity to the border with Niger.

The Corporation’s mining and processing operations and exploration activities are subject to extensive laws and regulations governing the environment, health and safety.

The Corporation’s mining and processing operations and exploration activities are subject to extensive laws and regulations governing the protection of the environment, exploration, development, production, exports, taxes, labour standards, occupational health, waste disposal, toxic substances, mine and worker safety, protection of endangered and other special status species and other matters. The Corporation’s ability to obtain permits and approvals and to successfully operate in particular communities may be adversely impacted by real or perceived detrimental events associated with the Corporation’s activities or those of other mining companies affecting the environment, human health and safety of the surrounding communities. Delays in obtaining or failure to obtain government permits and approvals may adversely affect the Corporation’s operations, including its ability to explore or develop properties, commence production or continue operations. Failure to comply with applicable environmental and health and safety laws and regulations may result in injunctions, fines, suspension or revocation of permits and other penalties. The costs and delays associated with compliance with these laws, regulations and permits could prevent the Corporation from proceeding with the development of a project or the operation or further development of a mine or increase the costs of development or production and may materially adversely affect the Corporation’s business, results of operations or financial condition. The Corporation may also be held responsible for the costs of addressing contamination at the site of current or former activities or at third party sites. The Corporation could also be held liable for exposure to hazardous substances. The costs associated with such responsibilities and liabilities may be significant.

Testing of the final effluent at the Niobec Mine indicated that for the months of June, July, August and September 2008 and for the first three months of 2009 the final effluent was non-compliant with the bio-assay analysis carried out by the Ministry of Sustainable Development, Environment and Parks (“MSDEP”) with the invertebrae Daphnia magna, a bio-assay species used to measure the effect of industrial effluent. The Corporation submitted an action plan to the MSDEP at the end of March 2009, which sets out certain measures the Corporation is taking to address the effluent toxicity levels at the Niobec Mine. Representatives of the Corporation and the MSDEP have since agreed to work together to resolve the effluent toxicity issues at the Niobec Mine. Such measures, and any additional measures required to address effluent toxicity, fines and costs and/or the effluent toxicity levels at the Niobec Mine may have a negative impact on the Corporation’s financial condition or results of operations. In certain of the countries in which the Corporation has operations, it is required to submit, for government approval, a reclamation plan for each of its mining sites that establishes the Corporation’s obligation to reclaim property after minerals have been mined from the site. In some jurisdictions, bonds or other forms of financial assurances are required as security for these reclamation activities. The Corporation may incur significant costs in connection with these reclamation activities, which may materially exceed the provisions the Corporation has made for such reclamation. In addition, the unknown nature of possible future additional regulatory requirements and the potential for additional reclamation activities create further uncertainties related to future reclamation costs, which may have a material adverse effect on the Corporation’s financial condition, liquidity or results of operations. Various environmental incidents can have a significant impact on operations.

Mining investments are subject to the risks normally associated with any conduct of business in foreign countries including varying degrees of political and economic risk.

Mining investments are subject to the risks normally associated with any conduct of business in foreign countries including: uncertain political and economic environments; war, terrorism and civil disturbances; changes in laws or policies of particular countries, including those relating to imports, exports, duties and currency; cancellation or renegotiation of contracts; royalty fees, net profits payments and tax increases or other claims by government entities, including retroactive claims; risk of loss due to disease and other potential endemic health issues; risk of expropriation and nationalization; delays in obtaining or the inability to obtain necessary governmental permits; currency fluctuations; restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, and on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts; import and export regulations, including restrictions on the export of gold; limitations on the repatriation of earnings; and increased financing costs.

These risks may limit or disrupt operating mines or projects, restrict the movement of funds, cause the Corporation to have to expend more funds than previously expected or required, or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation, and may materially adversely affect the Corporation’s financial position or results of operations. In addition, the enforcement by the Corporation of its legal rights in foreign countries, including to exploit its properties or utilize its permits and licenses may not be recognized by the court systems in such foreign countries.

Operations, particularly those located in emerging countries, are subject to a number of political risks.

The Corporation currently conducts mining, development and exploration activities in countries with developing economies. These countries and other emerging markets in which the Corporation may conduct operations have, from time to time, experienced economic or political instability. It is difficult to predict the future political, social and economic direction of the countries in which the Corporation operates, and the impact government decisions may have on the Corporation’s business. Any political or economic instability in the countries in which the Corporation currently operates could have a material and adverse effect on the Corporation’s business and results of operations.

Operations in Burkina Faso, Ghana, Mali and Suriname are governed by mineral agreements with local governmental authorities that establish the terms and conditions under which the Corporation’s affairs are conducted. These agreements are subject to international arbitration and cover a number of items, including: duration of mining licenses/operating permits; right to export production; labour matters; right to hold funds in foreign bank accounts and foreign currencies; taxation rates; and right to repatriate capital and profits.

While the governments of most countries the Corporation operates in have modernized their mining legislation and are generally considered by the Corporation to be mining friendly, no assurances can be provided that this will continue in the future. The economy and political system of Ecuador, French Guiana, Suriname, Peru, Burkina Faso, Ghana, Guyana, Botswana, Mali and Tanzania should be considered to be less predictable than in countries such as Canada and the U.S. The possibility that current, or a future, government may adopt substantially different policies or take arbitrary action which might halt exploration, production, extend to the nationalization of private assets or the cancellation of contracts, the cancellation of mining and exploration rights and/or changes in taxation treatment cannot be ruled out, any of which could have a material and adverse effect on the Corporation’s future cash flows, earnings, results of operations and financial condition.

The Corporation maintains active communications programs with host governmental authorities and the Canadian government. The Corporation no longer carries political risk insurance.

The Corporation’s mining properties are subject to various royalty, carried ownership interests and land payment agreements.

The Corporation’s mining properties are subject to various royalty, free-carried ownership interests and land payment agreements. Failure by the Corporation to meet its payment obligations under these agreements could result in the loss of related property interests.

The mining laws of Guyana, Suriname, Burkina Faso, Ghana, Tanzania, Mali and Senegal stipulate that should an economic ore body be discovered on a property subject to an exploration permit, a permit that allows processing operations to be undertaken must be issued to the holder. Except for Tanzania, legislation in these countries currently provides for the relevant government to acquire, either directly or by negotiation, a free-carried ownership interest, normally of at least ten per cent, in any mining project. In Ghana, in addition to its current ten per cent interest, the Government of Ghana has the right to purchase an additional 20 per cent interest in the Damang Gold Mine at fair market price. The requirements of the various governments as to the foreign ownership and control of mining companies may change in a manner which adversely affects the Corporation.

The operations of the Corporation require licenses and permits from various governmental authorities to exploit its properties.

The operations of the Corporation require licenses and permits from various governmental authorities to exploit its properties, and the process for obtaining licenses and permits from governmental authorities often takes an extended period of time and is subject to numerous delays, costs and uncertainties. Any unexpected delays or costs associated with the permitting process could delay the development or impede the operation of a mine, which could adversely impact the Corporation’s operations and profitability. Such licenses and permits are subject to change in various circumstances. Failure to comply with applicable laws and regulations may result in injunctions, fines, suspensions or revocation of permits and licenses and other penalties. There can be no assurance that the Corporation has been or will be at all times in compliance with all such laws and regulations and with its licenses and permits or that the Corporation has all required licenses and permits in connection with its operations. The Corporation may be unable to timely obtain, renew or maintain in the future all necessary licenses and permits that may be required to explore and develop its properties, commence construction or operation of mining facilities and properties under exploration or development or to maintain continued operations that economically justify the cost.

The Corporation is subject to the risk of litigation, the causes and costs of which cannot be known.

The Corporation is subject to litigation arising in the normal course of business and may be involved in disputes with other parties in the future which may result in litigation. The causes of potential future litigation cannot be known and may arise from, among other things, business activities, environmental laws, volatility in stock price or failure to comply with disclosure obligations. The results of litigation cannot be predicted with certainty. If the Corporation is unable to resolve these disputes favourably, it may have a material adverse impact on the Corporation’s financial performance, cash flow and results of operations. See the discussion under the heading “Description of the Business – Litigation” in the Annual Information Form.

In the event of a dispute involving the foreign operations of the Corporation, the Corporation may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in Canada. The Corporation’s ability to enforce its rights could have an adverse effect on its future cash flows, earnings, results of operations and financial condition.

The Corporation’s evaluation of its internal controls over financial reporting is not capable of detecting or uncovering all failures of persons within the Corporation to disclose material information required to be reported.

The Corporation documented and tested, during its 2008 fiscal year, its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”). SOX requires an annual assessment by management of the effectiveness of the design and operation of the Corporation’s internal control over financial reporting and an attestation report by the Corporation’s independent auditors addressing this assessment. If the Corporation fails to maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented, or amended from time to time, the Corporation may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of SOX. The Corporation’s failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Corporation’s business and negatively impact the trading price of its Common Shares or market value of its other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Corporation’s operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies may provide the Corporation with challenges in implementing the required processes, procedures and controls in its acquired operations. Acquired companies may not have disclosure controls and procedures or internal control over financial reporting that are as thorough or effective as those required by securities laws currently applicable to the Corporation. The Corporation completed the acquisition of Orezone in February 2009. For the fiscal year ended December 31, 2007, Orezone identified a material weakness with certain entity level controls and concluded that as a result of such material weakness, its internal controls were not effective.

No evaluation can provide complete assurance that the Corporation’s internal control over financial reporting will detect or uncover all failures of persons within the Corporation to disclose material information required to be reported. The effectiveness of the Corporation’s control and procedures could also be limited by simple errors or faulty judgments. In addition, as the Corporation continues to expand, the challenges involved in implementing appropriate internal controls over financial reporting will increase and will require that the Corporation continue to improve its internal controls over financial reporting. Although the Corporation intends to devote substantial time and incur substantial costs, as necessary, to ensure ongoing compliance, the Corporation cannot be certain that it will be successful in complying with Section 404 of SOX.

Any acquisition that the Corporation may choose to complete may be of a significant size, may change the scale of the Corporation’s business and operations and may expose the Corporation to new geographic, political, operating, financial and geological risks.

The Corporation plans to continue to pursue the acquisition of producing, development and advance state exploration properties and companies. The search for attractive acquisition opportunities and the completion of suitable transactions are time consuming and expensive, divert management attention away from the Corporation’s existing business and may be unsuccessful. Any acquisition that the Corporation may choose to complete may be of a significant size, may change the scale of the Corporation’s business and operations and may expose the Corporation to new geographic, political, operating, financial and geological risks. The Corporation’s success in its acquisition activities depends on its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition and integrate the acquired operations successfully with those of the Corporation. Any acquisitions would be accompanied by risks. For example, there may be a significant change in commodity prices after the Corporation has committed to complete the transaction and established the purchase price or share exchange ratio; a material orebody may prove to be below expectations; the Corporation may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt the Corporation’s ongoing business and its relationships with employees, customers, suppliers and contractors; and the acquired business or assets may have unknown liabilities which may be significant. In the event that the Corporation chooses to raise debt capital to finance any such acquisition, the Corporation’s leverage will be increased. If the Corporation chooses to use equity as consideration for such acquisition, existing shareholders may suffer dilution. Alternatively, the Corporation may choose to finance any such acquisition with its existing resources. There can be no assurance that the Corporation would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

Efficient integration of the operations of Orezone and realization of anticipated benefits from the acquisition of Orezone are not certain.

The Corporation acquired Orezone pursuant to a statutory arrangement effective February 25, 2009 with the expectation of increased gold production and enhanced growth opportunities for the Corporation. The realization of these anticipated benefits will depend in part on whether the operations of the Corporation and Orezone can be integrated in an efficient and effective manner. The integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including unanticipated liabilities, unanticipated costs and the loss of key employees.

Although the Corporation has conducted investigations in connection with the Orezone Transaction, risks remain regarding any undisclosed or unknown liabilities associated therewith. The Corporation may discover that it has acquired substantial undisclosed liabilities. The Corporation may have little or no recourse in respect of any of the representations or warranties provided in connection with the Orezone Transaction in the event that any of such representations or warranties prove to be inaccurate. Such liabilities could have an adverse impact on the business, financial condition, results of operations or cash flows of the Corporation.

The success of the construction, development and start-up of the Essakane Project by the Corporation is subject to numerous risk factors.

The Corporation is currently constructing and developing the Essakane Project. The success of the construction, development and start-up of the Essakane Project by the Corporation is subject to a number of factors including the availability and performance of engineering and construction contractors, mining contractors, suppliers and consultants, the receipt of required governmental approvals and permits (including environmental permits) in connection with the construction of mining facilities and the conduct of mining operations and other operational elements at the Essakane Project. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which the Corporation is dependent in connection with its construction activities, a delay in or failure to receive the required governmental approvals and permits in a timely manner or on reasonable terms, or a delay or failure in connection with the completion and successful operation of the operational elements in connection with the Essakane Project could delay or prevent the construction and start-up of the Essakane Project, as planned. There can be no assurance that current or future construction and start-up plans to be implemented by the Corporation will be successful; that the Corporation will be able to obtain the remaining funds to finance construction and start-up activities in connection with the Essakane Project; that available personnel and equipment will be available in a timely manner or on reasonable terms to successfully complete construction of the Essakane Project; or that the completion of the construction, the start-up costs and the ongoing operating costs associated with the development of the Essakane Project will not be significantly higher than anticipated by the Corporation. Any of the foregoing factors could materially adversely impact the business, results of operations and financial condition of the Corporation.

The Corporation faces certain risks relating to the training of workers and the resettlement of local communities in connection with the Essakane Project.

Additional challenges associated with the development of the Essakane Project include, but are not limited to, securing a bilingual work force, the training of Burkina Faso nationals as skilled mine operators, many of whom will need to be recruited from outside the local area, and the need to resettle approximately 12,000 people. The inability to implement an effective training program on a timely basis could result in delays to the development of the Essakane Project and could adversely affect mine development and production costs. In addition to this, any interruption in the resettlement program may cause further delays and costs in the development of the Essakane Project.

Risks related to the Securities

There can be no assurance that any future dividends will be paid on the Common Shares.

While the Corporation intends to continue to pay a dividend on the Common Shares on an annual basis, there can be no assurance that any future dividends will be paid on the Common Shares. The payment of any future dividends will be at the discretion of the directors of the Corporation, after taking into account many factors, including the Corporation’s operating results, financial condition and current and anticipated cash needs. The Corporation’s Credit Facility contains covenants that restrict the ability of the Corporation to declare or pay dividends if a default under the Credit Facility has occurred and is continuing or would result from the declaration or payment of the dividend.

The trading price of the Common Shares has been, and may continue to be, subject to large fluctuations.

The Common Shares are listed on the TSX, the NYSE and the BSE. The trading price of the Common Shares has been, and may continue to be, subject to large fluctuations and, therefore, the value of any of the Corporation’s Securities convertible into, or exchangeable for, Common Shares may also fluctuate significantly, which may result in losses to investors. The trading price of the Common Shares and, if applicable, any Securities convertible into, or exchangeable for, Common Shares may increase or decrease in response to a number of events and factors, including: the Corporation’s operating performance and the performance of competitors and other similar companies; volatility in gold and other metal prices; the public’s reaction to the Corporation’s press releases, other public announcements and the Corporation’s filings with the various securities regulatory authorities; the failure of the Corporation to meet the reporting and other obligations under Canadian and U.S. securities laws or imposed by the exchanges; changes in earnings estimates or recommendations by research analysts who track the Common Shares or the shares of other companies in the resource sector; a reduction in coverage by such research analysts; changes in general economic and/or political conditions; the number of Common Shares to be publicly traded after an offering pursuant to any Prospectus Supplement; the arrival or departure of key personnel; and acquisitions, strategic alliances or joint ventures involving the Corporation or its competitors, which, if involving the issue of Common Shares, or securities convertible into Common Shares, would result in dilution to present and prospective holders of Common Shares.

In addition, the market price of the Common Shares is affected by many variables not directly related to the Corporation’s success and are, therefore, not within the Corporation’s control, including other developments that affect the market for all resource sector securities, the breadth of the public market for the Common Shares, and the attractiveness of alternative investments. The effect of these and other factors on the market price of the Common Shares on the exchanges on which the Common Shares trade has historically made the Corporation’s share price volatile and suggests that the Corporation’s share price will continue to be volatile in the future. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Corporation may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

It may be difficult for investors in the United States or outside Canada to bring an action against the Corporation, directors, officers or experts.

The Corporation is organized under the laws of Canada and its registered and principal office is located in the Province of Ontario. A majority of its directors and officers, and some of the experts named in this Prospectus, are residents of Canada, and all or a substantial portion of their assets, and all of the Corporation’s assets, are located outside the United States. As a result, it may be difficult for investors in the United States or outside Canada to bring an action against directors, officers or experts who are not resident in the United States or in another jurisdiction of residence. It may also be difficult for an investor to enforce a judgment obtained in a United States court or a court of another jurisdiction of residence predicated upon the civil liability provisions of federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions of residence against those persons or the Corporation.

The acquisition of and investment in the Securities have tax consequences.

Prospective purchasers should be aware that the acquisition of the Securities may have tax consequences both in the United States and Canada. Prospective purchasers should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities for a discussion of the material tax consequences of purchasing such Securities. However, such consequences may not be described fully in any applicable Prospectus Supplement. A purchaser should consult his own tax advisers with respect to the tax consequences of the acquisition, ownership, and disposition of Securities as may apply to his particular circumstances.

There is no established trading market for the Securities, other than the Common Shares.

There is no existing trading market for the Debt Securities, Warrants and Subscription Receipts. As a result, there can be no assurance that a liquid market will develop or be maintained for those securities or that investors will be able to sell any of those securities at a particular time (if at all). The Corporation does not intend to list the Debt Securities, Warrants or Subscription Receipts on any national securities exchange. The liquidity of the trading market in those securities, and the market price quoted for those securities, may be adversely affected by, among other things: changes in the overall market for those securities; changes in the Corporation’s financial performance or prospects; the prospects for companies in the Corporation’s industry generally; the number of holders of those securities; the interest of securities dealers in making a market for those securities; and prevailing interest rates.

The Debt Securities will be unsecured debt of the Corporation and will rank equally in right of payment with all other existing and future unsecured debt of the Corporation.

The Debt Securities will be unsecured debt of the Corporation and will rank equally in right of payment (except as to sinking funds and as to claims preferred by operation of law) with all other existing and future unsecured debt of the Corporation. The Debt Securities will be effectively subordinated to all existing and future secured debt of the Corporation to the extent of the assets securing such debt. If the Corporation is involved in any bankruptcy, dissolution, liquidation or reorganization, the secured debt holders would, to the extent of the value of the assets securing the secured debt, be paid before the holders of unsecured debt securities, including the Debt Securities. In that event, a holder of Debt Securities may not be able to recover any principal or interest due to it under the Debt Securities.

Credit ratings may not reflect all risks associated with an investment in the Debt Securities.

Credit ratings may not reflect all risks associated with an investment in the Debt Securities. Any credit ratings applied to the Debt Securities are an assessment of the Corporation’s ability to pay its obligations. Consequently, real or anticipated changes in the credit ratings will generally affect the market value of the Debt Securities. The credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed in this Prospectus or the documents incorporated herein by reference on the value of the Debt Securities. There is no assurance that any credit rating assigned to the Debt Securities will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency.

Prevailing interest rates may negatively affect the market price or value of the Debt Securities.

Prior to maturity, the market price or value of the Debt Securities may decline as prevailing interest rates for comparable debt instruments rise.

The creditworthiness of the Corporation may affect the market price or value and the liquidity of the Debt Securities.

Any change or perceived change in the creditworthiness of the Corporation may affect the market price or value and the liquidity of the Debt Securities.

Holders of the Debt Securities will effectively be subordinated to the claims of the holders of third party indebtedness of the Corporation’s subsidiaries.

The Corporation conducts its operations through a number of subsidiaries and to the extent any such subsidiary has or incurs indebtedness with a third party, the holders of the Debt Securities will effectively be subordinated to the claims of the holders of such third party indebtedness, including in the event of liquidation or upon a realization of the assets of any such subsidiary.

Certain of the directors may be subject to conflicts of interest.

Certain of the directors serve as directors, officers, and members of management of other public companies involved in natural resource exploration, development and mining operations and therefore it is possible that a conflict may arise between their duties as directors of the Corporation and their duties as directors, officers, promoters or members of management of such other companies. The directors of the Corporation are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest and the Corporation will rely upon such laws in respect of any directors’ conflicts of interest or in respect of any breaches of duty by any of its directors.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus or a prospectus supplement (including a pricing supplement) relating to the securities purchased by a purchaser and any amendment thereto. In several of the provinces and territories of Canada, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages, if the prospectus or prospectus supplement (including a pricing supplement) relating to the securities purchased by a purchaser and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

ENFORCEABILITY OF CIVIL LIABILITIES

The Corporation is a corporation existing under the Canada Business Corporations Act. Many of the Corporation’s directors and officers, and some of the experts named in this Prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of the Corporation’s assets, are located outside the United States. The Corporation has appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon the Corporation or those directors, officers and experts who are not residents of the United States. The Corporation’s Canadian counsel has advised the Corporation that a monetary judgment of a United States court predicated solely upon the civil liability provisions of United States federal securities laws would likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. The Corporation cannot provide assurance that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

The Corporation filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed Corporation Service Company, 1133 Avenue of the Americas, Suite 3100, New York, New York 10036 as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of the Securities under this Prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: the documents set out under the heading “Documents Incorporated by Reference”; the consents of auditors, counsel and engineers; and the powers of attorney from the directors and certain officers of the Corporation. A copy of the form of debt or warrant indenture, subscription receipt agreement or statement of eligibility of trustee on From T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The indemnification may be made in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The Registrant may advance moneys to the individual for the costs, charges and expenses of the proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-laws of the Registrant provide that, subject to the limitations contained in the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and his heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is made a party by reason of being or having been a director or officer of the Registrant, or as a director or officer, or in similar capacity, of another entity at the Registrant’s request, if he acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which he acted as director or officer, or in a similar capacity, at the Registrant’s request, and, in the case of a criminal, administrative, investigative or other proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The by-laws of the Registrant provide that the Registrant shall also indemnify such person in such other circumstances as the CBCA permits or requires. The by-laws of the Registrant provide that the Registrant shall advance moneys to the individual for the costs, charges and expenses of the proceeding; however, the individual shall repay the moneys if he does not fulfill the relevant conditions specified in the CBCA.

The by-laws of the Registrant provide that the Registrant may purchase and maintain insurance for the benefit of any individual referred to in the foregoing paragraph.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

EXHIBITS

Exhibit	Description
4.1

Annual information form for the year ended December 31, 2008 dated March 31, 2009 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 31, 2009).

4.2

Audited consolidated balance sheets as at December 31, 2008 and 2007 and the consolidated statements of earnings, comprehensive income and retained earnings and cash flows for each of the years in the three-year period ended December 31, 2008, together with the auditors’ report thereon and the notes thereto (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 31, 2009).

4.3

Management’s discussion and analysis of results of financial position and results of operations of the Corporation for the year ended December 31, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 31, 2009).

4.4

Management’s discussion and analysis of financial position and results of operations of the Corporation for the three months ended March 31, 2009 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 14, 2009).

4.5

Unaudited consolidated financial statements of the Corporation as at and for the three months ended March 31, 2009 and 2008, together with the notes thereto (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 14, 2009).

4.6	Revised management information circular dated April 9, 2009 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 1, 2009).

4.7

Reconciliation with United States Generally Accepted Accounting Principles - Item 18 for the years ended December 31, 2008, 2007, and 2006 together with the auditors’ report thereon; (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 31, 2009).

4.8

Reconciliation with United States Generally Accepted Accounting Principles - Item 18 for the three months ended March 31, 2009 and 2008 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on July 10, 2009)

4.9

Material change report dated and filed March 6, 2009 with respect to the completion of the acquisition of Orezone Resources Inc. (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on March 9, 2009).

4.10

Material change report dated and filed March 9, 2009 with respect to the unaudited financial results for the three months and the year ended December 31, 2008 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on March 9, 2009).

4.11

Material change report dated and filed March 17, 2009 with respect to the pricing of the March 2009 offering (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on March 17, 2009).

5.1	Consent of KPMG LLP

5.2	Consent of Fraser Milner Casgrain LLP

5.3	Consent of P. Bedell

5.4	Consent of E. Belzile

5.5	Consent of F. Clouston

5.6	Consent of L. Gignac

5.7	Consent of L.P. Gignac

5.8	Consent of I. Glacken

5.9	Consent of P. Godin

5.10	Consent of J. Hawxby

Exhibit	Description
5.11	Consent of N. Johnson

5.12	Consent of P. Johnson

5.13	Consent of P. Pelletier

5.14	Consent of L. Putland

5.15	Consent of R. Sirois

5.16	Consent of R. Skelton

5.17	Consent of SRK Consulting (UK) Limited

5.18	Consent of M. Tomkinson

5.19	Consent of D. Vallieres

5.20	Consent of G. Mining Services Inc.

5.21	Consent of Golder Associates Ltd.

5.22	Consent of GRD Minproc

5.23	Consent of Optiro Pty. Ltd.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

7.1*	Form of Indenture relating to securities to which this Registration Statement relates.

7.2**	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of the trustee.

*	To be filed by post-effective amendment
**	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder, if required.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by Amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 9th day of July, 2009.

IAMGOLD CORPORATION

By:	/S/ JOSEPH F. CONWAY
Name: Title:	Joseph F. Conway President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joseph F. Conway and Carol T. Banducci, or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents or any of them or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date
/S/ JOSEPH F. CONWAY Joseph F. Conway	President, Chief Executive Officer and Director (Principal Executive Officer)	July 9, 2009

/S/ CAROL T. BANDUCCI Carol T. Banducci	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 9, 2009

/S/ WILLIAM D. PUGLIESE William D. Pugliese	Chairman and Director	July 9, 2009

/S/ DEREK BULLOCK Derek Bullock	Director	July 9, 2009

/S/ DONALD K. CHARTER Donald K. Charter	Director	July 9, 2009

/S/ JOHN E. CALDWELL John E. Caldwell	Director	July 9, 2009

/S/ ROBERT W. DENGLER Robert W. Dengler	Director	July 9, 2009

/S/ GUY DUFRESNE Guy Dufresne	Director	July 9, 2009

/S/ PETER C. JONES Peter C. Jones	Director	July 9, 2009

/S/ MAHENDRA NAIK Mahendra Naik	Director	July 9, 2009

/S/ JOHN SHAW John Shaw	Director	July 9, 2009

III-2

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of IAMGOLD Corporation in the United States, on the 9th day of July, 2009.

PUGLISI & ASSOCIATES

/S/ GREG LAVELLE
By: Title:	Greg Lavelle Managing Director

III-3

EXHIBIT INDEX

Exhibit	Description
4.1

Annual information form for the year ended December 31, 2008 dated March 31, 2009 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 31, 2009).

4.2

Audited consolidated balance sheets as at December 31, 2008 and 2007 and the consolidated statements of earnings, comprehensive income and retained earnings and cash flows for each of the years in the three-year period ended December 31, 2008, together with the auditors’ report thereon and the notes thereto (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 31, 2009).

4.3

Management’s discussion and analysis of results of financial position and results of operations of the Corporation for the year ended December 31, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 31, 2009).

4.4

Management’s discussion and analysis of financial position and results of operations of the Corporation for the three months ended March 31, 2009 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 14, 2009).

4.5

Unaudited consolidated financial statements of the Corporation as at and for the three months ended March 31, 2009 and 2008, together with the notes thereto (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 14, 2009).

4.6	Revised management information circular dated April 9, 2009 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 1, 2009).

4.7

Reconciliation with United States Generally Accepted Accounting Principles - Item 18 for the years ended December 31, 2008, 2007, and 2006 together with the auditors’ report thereon; (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 31, 2009).

4.8

Reconciliation with United States Generally Accepted Accounting Principles - Item 18 for the three months ended March 31, 2009 and 2008 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on July 10, 2009)

4.9

Material change report dated and filed March 6, 2009 with respect to the completion of the acquisition of Orezone Resources Inc. (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on March 9, 2009).

4.10

Material change report dated and filed March 9, 2009 with respect to the unaudited financial results for the three months and the year ended December 31, 2008 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on March 9, 2009).

4.11

Material change report dated and filed March 17, 2009 with respect to the pricing of the March 2009 offering (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on March 17, 2009).

5.1	Consent of KPMG LLP

5.2	Consent of Fraser Milner Casgrain LLP

5.3	Consent of P. Bedell

5.4	Consent of E. Belzile

5.5	Consent of F. Clouston

5.6	Consent of L. Gignac

5.7	Consent of L.P. Gignac

5.8	Consent of I. Glacken

5.9	Consent of P. Godin

5.10	Consent of J. Hawxby

5.11	Consent of N. Johnson

Exhibit	Description
5.12	Consent of P. Johnson

5.13	Consent of P. Pelletier

5.14	Consent of L. Putland

5.15	Consent of R. Sirois

5.16	Consent of R. Skelton

5.17	Consent of SRK Consulting (UK) Limited

5.18	Consent of M. Tomkinson

5.19	Consent of D. Vallieres

5.20	Consent of G. Mining Services Inc.

5.21	Consent of Golder Associates Ltd.

5.22	Consent of GRD Minproc

5.23	Consent of Optiro Pty. Ltd.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

7.1*	Form of Indenture relating to securities to which this Registration Statement relates.

7.2**	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of the trustee.

*	To be filed by post-effective amendment
**	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder, if required.